Exhibit 10.1
AMENDED AND RESTATED CARRIED INTEREST PARTICIPATION AGREEMENT
BY AND AMONG

COLONY DCP (CI) BERMUDA, LP,

COLONY DCP (CI) GP, LLC,

DIGITALBRIDGE OPERATING COMPANY, LLC,

DIGITALBRIDGE GROUP, INC.

AND

W-CATALINA (C) LLC

May 23, 2022

-i-

AMENDED AND RESTATED CARRIED INTEREST PARTICIPATION AGREEMENT
This Amended and Restated Carried Interest Participation Agreement (this “Agreement”) is made as of May 23, 2022, among Colony DCP (CI) Bermuda, LP, a Bermuda limited partnership (the “Company”), Colony DCP (CI) GP, LLC, a Delaware limited liability company and the general partner of the Company (the “GP”), DigitalBridge Operating Company, LLC, a Delaware limited liability company, formerly known as Colony Capital Operating Company, LLC (“DBOC”), solely for purposes of Section 4 (Carried Interest Structure), DigitalBridge Group, Inc., a Maryland corporation, formerly known as Colony Capital, Inc. (“DigitalBridge” and together with GP and DBOC, each, a “DigitalBridge Party”), W-Catalina (C) LLC, a Bermuda limited liability company (together with its successors and permitted assigns, the “Wafra Participation Entity”), and the Wafra Participation Entity, in its capacity as the Wafra Representative (each, a “Party” and collectively, the “Parties”).
WHEREAS, Colony Capital Digital Holdco, LLC (the “DigitalBridge Purchaser”), Wafra Strategic Holdings LP (the “Seller”), the Wafra Participation Entity, the Wafra Management Subscriber, W-Catalina (B) LLC and, solely for the limited purposes set forth therein, DigitalBridge have entered into that certain Agreement of Purchase and Sale, dated as of April 14, 2022, (as amended, restated, modified or supplemented from time to time, the “Agreement of Purchase and Sale”), pursuant to which, among other things, (i) the Seller agreed to sell to the DigitalBridge Purchaser, and the DigitalBridge Purchaser agreed to purchase from the Seller, all of the Seller’s direct and indirect right, title and interest in and to a 100% membership interest in the Wafra Management Subscriber and the underlying membership interest of the Wafra Management Subscriber in DBMH, (ii) the Wafra Participation Entity’s entitlement to a fixed percentage of Applicable Carried Interest with respect to Fund II shall be reduced from 12.6% to 7% (and any guaranty obligations of the Wafra Participation Entity and its Affiliates with respect to Fund II shall be proportionately reduced), (iii) the Wafra Participation Entity shall assign transfer and deliver to CFI RE Holdco, and cause to be assigned, transferred and delivered to CFI RE Holdco, all right, title and interest of the Wafra Participation Entity in and to Carried Interest paid by any future co-investment vehicles with respect to future portfolio companies of the Digital Colony Funds other than as described in Section 2.7(iv) of the Agreement of Purchase and Sale, and (iv) CFI RE Holdco shall acquire from the Wafra Participation Entity all right, title and interest of the Wafra Participation Entity in and to Carried Interest referenced in clause (iii) above, free and clear of all Encumbrances (as defined in the Agreement of Purchase and Sale), other than the Permitted Transfer Restrictions (as defined in the Agreement of Purchase and Sale), and CFI RE Holdco shall assume and perform from and after the consummation of the transactions contemplated by the Agreement of Purchase and Sale all Liabilities (as defined in the Agreement of Purchase and Sale) arising from and in connection with the ownership of such Carried Interest in each case, upon the terms and subject to the conditions set forth in the Agreement of Purchase and Sale;
WHEREAS, the Parties are party to that certain Carried Interest Participation Agreement, dated July 17, 2020 (the “2020 CIPA”); and
WHEREAS, concurrently with the consummation of the transactions contemplated by the Agreement of Purchase and Sale, the Parties desire to amend and restate the 2020 CIPA as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
Section 1.    Definitions; Interpretation.
(a)    Definitions. The following terms when used in this Agreement shall have the following definitions:
        “2020 Ancillary Agreements” means any agreement, instrument or Contract entered into (whether on or following the date of the 2020 Transaction) in connection with the 2020 CIPA, including the DBMH Investor Rights Agreement, the DBMH Investment Agreement, the Carry Investment Agreement, the A&R DBMH Agreement, the Warrants, the A&R Employment Agreement, the A&R Restrictive Covenant Agreements, the Acknowledgement Letters, the Fund I Specified Investment Purchase Agreement, the Purchaser Side Letter and the Specified / Warehouse Investment Side Letter, each as defined herein.

“2020 CIPA” has the meaning set forth in the recitals.
“2020 Transaction” means the transaction contemplated by the 2020 CIPA and the 2020 Ancillary Agreements.
        “2022 Ancillary Agreements” means any agreement, instrument, or Contract entered into in connection with this Agreement, including the Agreement of Purchase and Sale, the Registration Rights Agreement, the Termination Agreement, and the Amended and Restated Warrants.

“2022 Transaction” means the transaction contemplated by this Agreement and the 2022 Ancillary Agreements.
“A&R DBMH Agreement” means that certain First Amended and Restated Limited Liability Company Agreement of DBMH, dated July 17, 2020.
“A&R Employment Agreement” means that certain Amended and Restated Employment Agreement, dated July 17, 2020, entered into by Ben Jenkins.
“A&R Restrictive Covenant Agreements” means those certain Amended and Restated Restrictive Covenant Agreements, dated July 17, 2020, entered into by the Managing Directors.
“Acceptance Notice” has the meaning set forth in Section 7(c)(ii).
“Acknowledgement Letters” means those certain Acknowledgment Letters, dated July 17, 2020, entered into by the Managing Directors.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with such other Person; provided, that an “Affiliate” of a natural person also includes such person’s Related Persons; provided, further, that with respect to WINC, “Affiliates” shall only mean such Person’s Controlled Affiliates. For the avoidance of doubt, neither the Wafra Participation Entity or any of its Affiliates, nor any Portfolio Company, shall be deemed an Affiliate of any of the Digital Colony Companies, the Digital Colony Funds, the DigitalBridge Group, any of the Managing Directors, Successors or any of their respective Affiliates, and none of the Digital Colony Companies, the DigitalBridge Group, the Managing Directors, Successors or any of their respective Affiliates shall be deemed an Affiliate of the Wafra Participation Entity or any of its Affiliates.
“Agreement” has the meaning set forth in the Preamble.
“Agreement of Purchase and Sale” has the meaning set forth in the recitals.
“Amended and Restated Warrants” means, collectively, that certain Amended and Restated Warrant No. A-1, Amended and Restated Warrant No. A-2, Amended and Restated Warrant No. A-3, Amended and Restated Warrant No. A-4, and Amended and Restated Warrant No. A-5, in each case, with respect to purchase of Common Stock by Wafra Strategic Holdings LP.
“Applicable Carried Interest” means Gross Carried Interest net of any reasonable, documented and out-of-pocket costs or expenses directly related or reasonably allocable (in the good faith judgment of the applicable Digital Colony Company) to such Gross Carried Interest (i.e., the costs of forming and maintaining the relevant entities, including legal, accounting and tax costs, which are expected to be borne by such entities; provided, that such costs and expenses described above shall not include any allocation of personnel/staff time; and provided, further, that, for the avoidance of doubt, any such costs and expenses shall be adjusted or deducted prior to any distribution of Carried Interest being made such that the costs and expenses are deducted pro rata from all such Persons that received such distribution).
“Bankruptcy Law” means Title 11 of the United States Code, as amended, and any similar federal, state, or foreign law for the relief of debtors.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
“Carried Interest” means any gross carried interest, incentive allocations, promote interests and similar performance based profits interests (and including any tax distributions thereon or with respect thereto), in each case paid or allocated, as applicable, by any Digital Colony Fund, including, with respect to Fund I, all amounts distributed as “Carried Interest” under and as defined in the Fund I limited partnership agreement (collectively, “Gross Carried Interest”), net of (i) any reasonable, documented and out-of-pocket costs or expenses directly related or reasonably allocable (in the good faith judgment of the applicable Digital Colony Company) to such Gross Carried Interest (i.e., the costs of forming and maintaining the relevant entities, including legal, accounting and tax costs, which are expected to be borne by such entities; provided, that such costs and expenses described above shall not include any allocation of personnel/staff time; and provided, further, that, for the avoidance of doubt, any such costs and expenses shall be adjusted or deducted prior to any distribution of Carried Interest being made such that the costs and expenses are deducted pro rata from all such Persons that received such distribution) and (ii) any allocation of Gross Carried Interest to current or former Digital Colony Personnel or current or former personnel of the DigitalBridge Group.

“Carry Investment Agreement” means that certain Carried Investment Agreement, dated July 17, 2020, by and among DBOC, DigitalBridge and Wafra Participation Entity.

“Cash Compensation” means all salary, draw, and cash bonus.
“CFI RE Holdco” means CFI RE Holdco, LLC, a direct wholly owned subsidiary of DBOC.
“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time (or any corresponding provision of succeeding law).
“Common Stock” means DigitalBridge Class A Common Stock, par value $0.01 per share.
“Competitor” means any Entity or Person that materially competes with the portion of the Digital Colony Business that pertains to Digital Infrastructure; provided, that the following Entities or Persons shall not be deemed “Competitors” for purposes of this Agreement, the 2020 Ancillary Agreements or the 2022 Ancillary Agreements: (i) any firm or business whose principal activity is the acquisition of interests in investment or alternative asset managers (e.g., Dyal Capital Partners, Blackstone’s Strategic Capital Group, Petershill Private Equity, or Bonaccord Capital Partners); (ii) sovereign wealth funds, pensions, insurance companies or similar institutional investors, (iii) any Wafra Entity, or (iv) any financial institution or institutional investor (or any Affiliate thereof) that is not otherwise a Competitor. In the case of the preceding clauses (i), (ii) and (iv), any such Person or Entity that has an affiliated division or subsidiary that would otherwise cause it to be a Competitor shall not be deemed a Competitor for purposes of this Agreement, the 2020 Ancillary Agreements, or the 2022 Ancillary Agreements so long as such Person or Entity has established appropriate operational and information barriers between itself and the affiliated division or subsidiary with respect to Confidential Information.
“Contemplated Transactions” means the 2020 Transaction and the 2022 Transaction.
“Company” has the meaning set forth in the Preamble.
“Confidential Information” means specific information with respect to the process of negotiating this Agreement or the 2020 CIPA, information about the Digital Colony Business, any other Party or any of such Party’s Affiliates obtained or received by any Party as a result of or in connection with the Contemplated Transactions.
“Contract” means any agreement, contract, arrangement, understanding, obligation or commitment to which a Person is bound or to which its assets or properties are subject, whether oral or written, and any amendments and supplements thereto.
“Control” or “Controlled” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise. For purposes of this definition, a general partner or managing member of a Person shall be deemed to Control such Person.
“DBOC” has the meaning set forth in the Preamble.

“DBMH” means DigitalBridge Management Holdings, LLC, a Delaware limited liability company, formerly known as Digital Colony Management Holdings, LLC.
“DBMH Investment Agreement” means that certain Investment Agreement, dated July 17, 2020, among Wafra Management Subscriber, DigitalBridge, and DBOC.
“DBMH Investor Rights Agreement” means that certain Investor Rights Agreement, dated July 17, 2020, among the Wafra Management Subscriber, DBMH, Colony Capital Digital Holdco, LLC, Colony Capital Investment Holdco, LLC, DigitalBridge and Wafra Management Subscriber in its capacity as the “Initial Wafra Representative.”
“Digital Colony Business” means (i) the sponsorship of and investment in Digital Colony Funds as well as the provision of investment management, investment advisory or other services to Digital Colony Funds, (ii) the Specified Investment, (iii) any other business operated under the “Digital Colony” or “DigitalBridge” names (or any successor name thereto) or any other business operated by the Digital Colony Companies, or (iii) any other investment management business of DigitalBridge for which Digital Colony Personnel described in clause (x) of the definition of Digital Colony Personnel or the resources or assets of the Digital Colony Companies are utilized in a material manner.
“Digital Colony Company” means the Company, DigitalBridge DBP Holdco, LLC, a Delaware limited liability company, formerly known as Colony DCP Holdco LLC, any Subsidiary of any such Digital Colony Company whenever formed prior to, on or after the date of this Agreement, and each general partner, managing member (or comparable Person) of a Digital Colony Fund.
“Digital Colony Consent” means the prior written consent of the Digital Colony Representative which may be obtained by any Wafra Entity hereunder from the Digital Colony Representative on behalf of DBOC, DigitalBridge or the Company or any of its Subsidiaries, and, unless otherwise provided herein, any such consent or approval may be withheld, and any other decision or determination to be made by the Digital Colony Representative (or any Digital Colony Company) hereunder may be made, in the sole discretion of such Digital Colony Representative (or any such Digital Colony Company), as applicable.
“Digital Colony Fund” means each fund, pooled investment vehicle, co-investment vehicle, parallel vehicle, alternative investment vehicle and separately managed account listed on Schedule A attached hereto, and any Future Co-Investment Vehicle.
“Digital Colony Personnel” means (x) all employees (including for this purpose, any Person that is not an employee but serves in a substantially equivalent capacity to an employee) of the Digital Colony Companies (but excluding all Persons described in the following clause (y) other than any such Person who devotes all or substantially all of his or her time or attention to the Digital Colony Business), and (y) any Managing Director or Successor and all employees of the DigitalBridge Group (excluding employees described in clause (x), above) that devote material time and attention or otherwise are material to the Digital Colony Business.
“Digital Colony Representative” means DBOC or such other Digital Colony Company as may be designated from time to time by the Digital Colony Representative, with prior written notice to the Wafra Representative.

“Digital Infrastructure” means without geographic limitation, assets primarily related to mobile and internet communications, including spectrum, macro cell towers, data centers, fiber networks, small cell networks and other assets related thereto, including digital billboards, indoor CBRS infrastructure, satellites, spectrum and subsea cables, which includes businesses primarily related thereto, and any operating companies that specialize in, or have a material focus on, providing services (including online and software applications) for such Digital Infrastructure.
“DigitalBridge” has the meaning set forth in the Preamble.
“DigitalBridge Bankruptcy” means (1) any case commenced by DigitalBridge or DBOC under any Bankruptcy Law for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of DigitalBridge or DBOC, any receivership or assignment for the benefit of creditors of DigitalBridge or DBOC or any similar case or proceeding relative to DigitalBridge or DBOC or any involuntary case for such matters if (A) DigitalBridge or DBOC consents to such case, (B) the petition commencing such case is not timely controverted, (C) the petition commencing such case is not dismissed within 30 days of its filing or (D) an order for relief is issued or entered therein; (2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to DigitalBridge or DBOC, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or (3) any other proceeding of any type or nature in which substantially all claims of creditors of DigitalBridge or DBOC are determined and any payment or distribution is or may be made on account of such claims.
“DigitalBridge Change of Control” shall mean (a) any “person” or “group” as such terms are used in Section 13(d) of the Exchange Act acquiring directly or indirectly, “beneficial ownership” (as defined in Rule 13d-3 of the Exchange Act), of (i) at least fifty percent (50%) of all classes of outstanding voting equity interests of DigitalBridge or DBOC or (ii) outstanding equity interests entitled to receive at least fifty percent (50%) of the proceeds in the event of a merger, acquisition, or sale of at least fifty percent (50%) of the assets of DigitalBridge or DBOC, outstanding equity interests entitled to receive at least fifty percent (50%) of the proceeds in the event of a merger, acquisition, or sale of 50% or more of the assets of DigitalBridge or DBOC, (b) a sale of 50% or more of the assets of DigitalBridge or DBOC, (c) individuals who, as of the Effective Date, constitute the board of directors of DigitalBridge (the “Incumbent Board”) cease for any reason to constitute at least a majority of such board of directors other than under a circumstance where Seller or its Affiliates solicited (including by being a member of a group (within the meaning of Section 13(d)(3) of the Exchange Act) that solicited) or actively and materially participated in a solicitation of proxies in opposition to the re-election of the majority of the Incumbent Board (it being agreed that merely providing (or stating that it planned to provide) any such proxy shall not be sufficient to meet such standard) or solicited (including by being a member of a group (within the meaning of Section 13(d)(3) of the Exchange Act) that solicited) or actively and materially participated in a solicitation of consents in writing in favor of the removal of the majority of the Incumbent Board (it being agreed that merely providing (or stating that it planned to provide) any such consent shall not be sufficient to meet such standard); provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election, by DigitalBridge’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any other Person other than the board of directors of DigitalBridge or Seller or its Affiliates, or (d) any “person” or “group” as such terms are used in Section 13(d) of the Exchange Act acquiring or being granted directly or indirectly, the power to appoint a majority of the members of the board of directors (or equivalent governing body) of DigitalBridge or DBOC or to otherwise direct the management or policies of DigitalBridge or DBOC by contract.

“DigitalBridge Group” means DigitalBridge and its Subsidiaries and other Controlled Affiliates other than the Digital Colony Companies, the Digital Colony Funds and any Portfolio Companies.
“DigitalBridge Party” has the meaning set forth in the Preamble.
“DigitalBridge Purchaser” has the meaning set forth in the recitals.
“Distribution Agreement” means any Contract for the distribution, placement or sales of shares, interests or units of a Digital Colony Fund, including any Contract with a placement agent.
“Drag-Along Notice” has the meaning set forth in Section 9(a).
“Drag-Along Sale” has the meaning set forth in Section 9(a).
“Drag-Along Sellers” has the meaning set forth in Section 9(a).
“Effective Date” means the date hereof.
“Entity” means a Person that is not a natural person.
“Fiscal Year” means a fiscal year of the applicable Digital Colony Fund or the Company or any of its Subsidiaries.
“Flagship Funds” means (i) Fund I, and (ii) any successor fund in the flagship fund series that has held a bona fide initial closing on third-party commitments (together with its parallel, feeder and alternative investment vehicles, if any, and co-investment vehicles that are funds formed to invest alongside such partnership in select portfolio investments).
“Fund Documentation” means, with respect to each Digital Colony Fund, its limited partnership agreement, memorandum and articles of incorporation, other constitutional documents or Organizational Documents, trust documents, Side Letters, subscription documents, agreements pursuant to which services of any type are provided (whether management, investment management or agency investment advisory), Distribution Agreements, custodial account agreements, register and transfer agency agreements, loan financing and security agreements, and its private placement memorandum (including any supplements thereto).
“Fund I” means DigitalBridge Partners, L.P., a Delaware limited partnership.
“Fund I Specified Investment Purchase Agreement” means that certain Agreement of Purchase and Sale, dated July 17, 2020, by and between W-Catalina (SP) LLC and Colony DCP Investor, LLC.

“Fund II” means DigitalBridge Partners II, L.P., a Delaware limited partnership.
“Future Co-Investment Vehicle” means a vehicle with respect to co-investment opportunities arising from and after the Effective Date to the extent related to the funds set forth in Schedule A indicated with an (*) as set forth in Schedule A opposite the fund to which the co-investment relates to the extent such co-investment vehicles raise additional capital.
“GAAP” means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.
“Governmental Authority” means any nation or government, any foreign or domestic federal, state, county, municipal or other political instrumentality or subdivision thereof and any foreign or domestic Entity or body exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government, including any court or tribunal, any arbitrator (public or private), and any Self-Regulatory Organization.
“GP” has the meaning set forth in the Preamble.
“Gross Carried Interest” has the meaning set forth in the definition of “Carried Interest”.
“Identified Sponsor Commitments” means capital commitments to DigitalBridge Partners, L.P., DigitalBridge Partners (Cayman), L.P., DigitalBridge Partners II, L.P., DigitalBridge Partners II Lux, SCSp, DC Copa Investment Holdings II, L.P., DC Copa Investment Holdings III, L.P., DC Samba Investment Holdings, L.P., DC Samba Investment Holdings, II, L.P., DC Trident Holdings I, L.P., Colony Zeus Partners, L.P., DC IF Strategic Partners, L.P., DC Tigers Holdings, L.P., DCL Atlas Investor, LLC, Platinum Compass B 2018 RSC Limited, or Digital Colony Alpha Master, L.P., or any capital commitments to any follow-on co-investments as described in Section 2.7(iii) of the Agreement of Purchase and Sale, by any Wafra Entity.
“Indemnification Arrangement” has the meaning set forth in Section 15(a).
“Indemnitee” shall mean the Wafra Participation Entity, WINC and each of their respective Affiliates (including, for the avoidance of doubt, the Wafra Management Subscriber) (without giving effect to the second proviso of the definition of Affiliates for purposes of this definition), together with each of their respective directors, officers, employees, stockholders, members, partners, agents, representatives, successors and permitted assigns (each in their capacity as such).
“Independent Appraiser” means a nationally recognized independent appraiser.
“IPO” means an initial public offering of equity securities registered under the Securities Act or under any U.S. or non-U.S. securities Law.
“Law” means all U.S. and non-U.S. laws, statutes, ordinances, orders, administrative interpretation or rules of common law, codes, regulations, orders, decrees, rules, other civil and other codes and any other requirements which from time to time have the similar effect of any Governmental Authority.
“Managing Director” means each of Marc Ganzi and Ben Jenkins.

“Non-Aggregated Information” has the meaning set forth in Section 7(a)(ii).
“OFAC” means the U.S. Department of Treasury Office of Foreign Asset Control.
“Offered Interests” has the meaning set forth in Section 7(c)(i).
“Offer Notice” has the meaning set forth in Section 7(c)(i).
“Offered Party” has the meaning set forth in Section 7(c).
“Offering Wafra Participation Entity” has the meaning set forth in Section 7(c).
“Organizational Documents” means, with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and its bylaws; with respect to any Person that is a limited partnership, its certificate of limited partnership and its limited partnership or operating agreement; with respect to any Person that is a limited liability company, its certificate of formation and its limited liability company or operating agreement; with respect to any Person that is a trust or other similar entity, its declaration or agreement of trust or similar constituent document; with respect to any other Person, its comparable organizational documents, in each case, as has been amended or restated.
“Ownership Interests” means any economic interests (including any contractual or equity right with respect thereto) in the Company and its Subsidiaries, including the right to receive Carried Interest.
“Partnership Agreement” means that certain Limited Partnership Agreement of the Company dated as of July 7, 2020, as amended, modified, or supplemented from time to time.
“Party” has the meaning set forth in the Preamble.
“Permits” means all licenses, registrations, consents, franchises, permits, orders, warrants, confirmations, permissions, certificates, approvals and authorizations.
“Permitted Transfer” means, with respect to Transfers of Ownership Interests, any Transfer of Ownership Interests by DigitalBridge or any of its Controlled Affiliates to DigitalBridge or another Person that is then a Controlled Affiliate of DigitalBridge (which Person, for this purpose, shall not include any natural Person or any Related Persons of a natural Person); provided, that any such Person agrees to Transfer such Ownership Interest back to the applicable Transferor to the extent such Person is no longer a Controlled Affiliate of DigitalBridge in the future.
“Person” means any natural person or any firm, partnership, limited partnership, limited liability partnership, association, corporation, limited liability company, joint venture, trust, business trust, sole proprietorship, Governmental Authority or other entity or any division thereof.
“Portfolio Company” means portfolio companies or portfolio investments owned by the Digital Colony Funds.

“Portfolio Sale” means a sale of the Wafra Entities’ interests in at least four (4) asset managers with the purchase price paid with respect to the Wafra Entities’ Ownership Interests comprising no more than 24.9% of the total purchase price (as determined on a fair market value basis) of the interests being sold, including such Ownership Interests.
“Proceeding” has the meaning set forth in Section 15(b).
“Purchaser” has the meaning set forth in Section 8(a).
“Purchaser Side Letter” has the meaning set forth in the Fund I Specified Investment Purchase Agreement.
“Registration Rights Agreement” means that certain Registration Rights Agreement, dated May 23, 2022, between DigitalBridge and the Seller.
“Related Party Transaction” means any transaction between any Digital Colony Company on the one hand, and any member of the DigitalBridge Group, Managing Director, Successor, Digital Colony Personnel or any Digital Colony Company that is not wholly-owned by another Digital Colony Company, on the other hand.
“Related Person” means, with respect to any Person (i) such Person’s spouse, parents, grandparents, children, grandchildren and siblings, (ii) the current spouses of such Person’s parents, grandparents, children, grandchildren and siblings, (iii) estates, trusts, partnerships and other Entities of which the foregoing Persons in clauses (i) or (ii) retain (x) the power to determine how the interests held in such estate, trust, partnership or other Entity will be voted and (y) the economic interests therein, and (iv) any corporation, trust, limited liability company, partnership or other Entity directly or indirectly controlled by, and substantially all of whose equity interests are owned by, such Person or their family members, and/or persons described in clauses (i) – (iii).
“Representative” means such Party’s Affiliates (including, as applicable, any Wafra Entity) and the respective employees, representatives, current and prospective professional advisors, current and prospective service providers and other agents of such Party or its Affiliates.
“Retained Interests” means (i) the interests set forth on Schedule A, (ii) the interests set forth on Schedule B, (iii) the right to participate in, by making capital commitments to, any follow-on co-investments in respect of the investments set forth on Schedule B in a manner consistent with each investment set forth on Schedule B to which the relevant follow-on co-investment relates and (iv) the right to receive the fixed percentage of Carried Interest with respect to co-investment opportunities arising from and after the Effective Date to the extent related to the funds set forth in Schedule A indicated with an (*) as set forth in Schedule A opposite the fund to which the co-investment relates (collectively, the “Retained Interests”).
“Sale Notice” has the meaning set forth in Section 7(c)(iii).
“Sale Notice Period” has the meaning set forth in Section 7(c)(iii).
“SDN List” has the meaning set forth in Section 6(d)(viii).
“SEC” means the Securities and Exchange Commission.

“Self-Regulatory Organization” means the Financial Industry Regulatory Authority, each national securities exchange in the United States, each non-U.S. securities exchange, and each other commission, board, agency or body, whether United States or foreign, that is charged with the supervision or regulation of brokers, dealers, commodity pool operators, commodity trading advisors, futures commission merchants, securities underwriting or trading, stock exchanges, commodities exchanges, insurance companies or agents, investment companies or investment advisers, or to the jurisdiction of which any Digital Colony Company or any Digital Colony Fund is subject.
“Seller” has the meaning set forth in the recitals.
“Side Letter” means any agreement or instrument (other than Organizational Documents for the Digital Colony Funds) relating to or affecting any Digital Colony Fund that provides for consideration (whether in the form of payments reimbursement, waivers, reductions, offsets, capacity rights, enhanced liquidity, enhanced transparency or otherwise) to investors or other Persons of any amounts, contingent or otherwise, based on the management or performance of such Digital Colony Fund or that otherwise has the effect or have had the effect of establishing rights under, or altering or supplementing the terms of any governing document of such Digital Colony Fund, including all amendments, modifications and supplements thereto.
“SPE Investor” has the meaning set forth in Section 11.
“Specified DigitalBridge Change of Control” means a DigitalBridge Change of Control set forth in clause (a) or clause (b) of the definition of “DigitalBridge Change of Control”.
“Specified Investment” means the investment made by W-Catalina (SP) LLC (and any of its Affiliates) in Colony Zeus Partners, L.P. (and any of its Affiliates).
“Specified / Warehouse Investment Side Letter” means that certain side letter, dated July 17, 2020, by and among DigitalBridge, the Company, DBMH, the Wafra Participation Entity and the Wafra Management Subscriber.
“Spin-Off” means any distribution or dividend by DigitalBridge to its shareholders of shares of capital stock of any class or series, or any similar equity interest, of another issuer that is directly or indirectly controlled by DigitalBridge.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture, or other legal Entity of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, but does not include the Portfolio Companies. The Subsidiaries of the Company for purposes of this Agreement shall include the general partner, managing member (or comparable Person) of any Digital Colony Fund.
“Successor” means any individual who (i) succeeds to the role performed by the Managing Directors as of the Effective Date or who performs a similar managing partner role or has similar responsibilities with respect to the Digital Colony Companies or DBMH as the Managing Directors do as of the Effective Date, (ii) together with his or her Related Persons has at any time been entitled to (directly or indirectly) an interest in more than 10% of gross carried interest in respect of any Flagship Fund, or (iii) together with his or her Related Persons receives an average annual Cash Compensation from the Digital Colony Companies (and/or from DigitalBridge for the benefit of the Digital Colony Companies) in excess of $3.5 million per year.

“Tag-Along Interests” has the meaning set forth in Section 8(a).
“Tag-Along Notice” has the meaning set forth in Section 8(a).
“Tag-Along Sale” has the meaning set forth in Section 8(a).
“Tag-Along Seller” has the meaning set forth in Section 8(a).
“Tax” means any federal, state, local, foreign and other taxes, levies, imposts, duties and similar fees and charges in the nature of a tax imposed by any Taxing Authority (as defined in the Agreement of Purchase and Sale) or similar authority (including any interest, penalties, or additions attributable thereto, imposed in connection therewith, or imposed with respect thereto), including, without limitation, taxes imposed on, or measured by, net or gross income, alternative minimum, accumulated earnings, personal holding company, franchise, doing business, capital stock, net worth, capital, profits, windfall profits, gross receipts, business, securities transaction, value added, sales, use, excise, custom, transfer, registration, stamp, premium, real property, personal property, escheat, abandoned or unclaimed property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment, social security, disability, workers’ compensation, payroll, withholding, estimated and recording, whether computed on a separate, consolidated, unitary, combined or other basis.
“Termination Agreement” means that certain Termination Agreement, dated May 23, 2022, by and among DBMH, Colony Capital Digital Holdco, LLC, Colony Capital DC Manager, LLC, DBOC, DigitalBridge, the Company, LP, Marc Ganzi, Ben Jenkins, Wafra Participation Entity, Wafra Management Subscriber.
“Third-Party Purchaser” means a bona fide third party that is not an Affiliate of any Digital Colony Company, member of the DigitalBridge Group, Managing Director or Successor (and any of their Related Persons) and in which no Digital Colony Company, member of the DigitalBridge Group, Managing Director or Successor (or any of their Related Persons) owns any direct or indirect equity interest (other than passive equity interests in a public company collectively representing less than 5.0% of the total outstanding equity interests of such public company). “Third-Party Purchaser” shall not include any Digital Colony Personnel, personnel of the DigitalBridge Group (and any of their Related Persons) and their respective Transferees.
“Transaction Expenses” has the meaning set forth in Section 17(l).
“Transfer” means (i) with respect to any right or interest, any direct or indirect sale, exchange, assignment, pledge, hypothecation, transfer, issuance or other disposition (whether by operation of Law or contract, public offering, merger, sale of assets or otherwise), (ii) with respect to any obligation, any direct or indirect assignment or (iii) any agreement to effect any of the foregoing referenced in clauses (i) and (ii). For purposes of this Agreement, no Transfer (a) of any DigitalBridge common stock or other securities of DigitalBridge publicly traded on any national securities exchange, (b) of any direct or indirect equity interest in any Wafra Entity or DBOC (other than, as to DBOC, to the extent that the Digital Colony Business comprises 90% or more of the assets of DBOC), or (c) in connection with a Spin-Off, shall be deemed to be a Transfer of all or any portion of the interests. “Transferor,” “Transferee,” “Transferred,” and “Transferring” shall have correlative meanings.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.
“Unapproved Third Party” means a third party that (a) is a Competitor at the time of any applicable Transfer, (b) would, in the good faith opinion of the Digital Colony Representative, be viewed to bring the Digital Colony Business into disrepute or materially adversely impact the ability of the Digital Colony Business to raise subsequent Digital Colony Funds or conduct one or more of its material businesses or material investment strategies, (c) is insolvent or subject to bankruptcy proceedings, (d) is a public or governmental pension plan subject to public disclosure obligations (except to the extent measures intended to limit the public disclosure of Confidential Information in respect of an applicable Transfer are implemented), (e) is a “bad actor” under Rule 506(d) under the Securities Act, other than any such Person that has received, and is in compliance with, a waiver, order, judgment or decree granted under Rule 506(d)(2)(ii) or (iii) of Regulation D or (f) is subject to United States sanctions administered by OFAC or similar laws of another jurisdiction.
“Wafra Consent” means the prior written consent of the Wafra Representative, which may be obtained by the Company or any of its Subsidiaries hereunder from the Wafra Representative on behalf of any Wafra Participation Entity or any other Wafra Entity, and, unless otherwise provided herein, any such consent or approval may be withheld, and any other decision or determination to be made by the Wafra Representative (or any Wafra Entity) hereunder may be made, in the sole discretion of such Wafra Representative (or any such Wafra Entity), as applicable
“Wafra Dragged Interests” has the meaning set forth in Section 9(a).
“Wafra Entity” means (i) WINC or any Affiliate of WINC, (ii) Wafra Strategic Holdings LP and/or one or more other investment vehicles or funds sponsored, managed and controlled by WINC or any of WINC’s Affiliates, or (iii) any limited partner of or investor in Wafra Strategic Holdings LP.
“Wafra IPO” means an IPO of any Wafra Entity, which shall include any Wafra Entity formed after the Effective Date.
“Wafra Management Subscriber” means W-Catalina (S) LLC, a Delaware limited liability company.
“Wafra Indemnified Party” means the Wafra Participation Entity, WINC and each of their respective Affiliates (without giving effect to the second proviso of the definition of Affiliates for the purposes of this definition), together with each of their respective directors, officers, employees, stockholders, members, partners, agents, representatives, successors and permitted assigns (each in their capacity as such).
“Wafra Participation Entity” has the meaning set forth in the Preamble.

“Wafra Representative” means the Wafra Participation Entity or such other Wafra Entity as may be designated from time to time by the Wafra Representative, with prior written notice to the Digital Colony Representative.
“Warrants” means those certain Warrants to purchase shares of the Class A Common Stock, par value $0.01 per share, of DigitalBridge, issued to Wafra Strategic Holdings LP on July 17, 2020.
“WINC” means Wafra Inc., a Delaware corporation.
(b)    Rules of Interpretation. When a reference is made in this Agreement to Sections or Annexes, such reference shall be to a Section of or Annex to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Words in the singular form will be construed to include the plural, and vice versa, unless the context requires otherwise. Pronouns of one gender shall include all genders. The words “hereof,” “herein,” “hereby” and terms of similar import shall refer to this entire Agreement. Unless the defined term “Business Days” is used, references to “days” in this Agreement refer to calendar days. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day. Any action required to be taken “within” a specified time period following the occurrence of an event shall be required to be taken by no later than 5:00 p.m. Eastern time on the last day of such time period, which shall be calculated starting with the day immediately following the date of the event. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. All references to “Dollars” or “$” shall mean U.S. Dollars unless otherwise specified.
Section 2.    Revenue Share; Payment.
(a)    Revenue Share. Subject to Section 3 (Clawbacks; Givebacks) below, the Company shall, as promptly as is reasonably practicable (and in any event within twenty (20) days) following realization of Applicable Carried Interest with respect to a Digital Colony Fund, pay to the Wafra Participation Entity an amount equal to the portion of such Applicable Carried Interest attributable to the Retained Interests, as set forth on Schedule A, in each case at the same time as any other distributions or payments of such Carried Interest are made by a Digital Colony Company to any member of the DigitalBridge Group.
(b)    Payment. Payments under this Agreement shall be made by wire transfer of immediately available funds to such account(s) designated in writing by the Wafra Participation Entity.
(c)    Default. Notwithstanding anything to the contrary in this Agreement: if (x) the Wafra Participation Entity defaults in making any capital contribution to any Digital Colony Fund which is not cured in accordance with the terms of the Fund Documentation of such Digital Colony Fund, or (y) the Wafra Participation Entity withdraws from any Digital Colony Fund other than in accordance with the terms and conditions of the underlying Fund Documentation of such Digital Colony Fund (including, with respect to the limited partnership agreement of Fund I, obtaining the prior written consent of the general partner of Fund I), the Wafra Participation Entity shall have no right to receive any payments under Section 2(a) (Revenue Share) above with respect to any portion of Carried Interest attributable to such Digital

Colony Fund (other than with respect to previously made payments of Carried Interest, if applicable).
(d)    Exclusion/Excuse. For the avoidance of doubt, the Wafra Participation Entity’s right to receive payment of Carried Interest under Section 2(a) (Revenue Share) above shall not be affected by the Wafra Participation Entity being excused or excluded from any investment made by any Digital Colony Fund pursuant to the Fund Documentation of the relevant Digital Colony Fund.
Section 3.    Clawbacks; Givebacks.
(a)    General Partner Clawback or Giveback.
(i)    The Wafra Participation Entity shall contribute its pro rata share of any amounts that are required to be returned to any Digital Colony Fund under the relevant Fund Documentation of such Digital Colony Fund based on its relative participation in the Carried Interest in respect of such Digital Colony Fund in connection with any clawback or giveback obligation of the general partner of that Digital Colony Fund (including, with respect to Fund I, all “Giveback Obligations” under and as defined in the limited partnership agreement of Fund I), but only to the extent of any Carried Interest actually received by the Wafra Participation Entity with such amount actually received and calculated in accordance with the governing agreement of such Digital Colony Fund. Any such Giveback Obligations shall be funded at the same time and on the same terms as the other investors (including other members of the DigitalBridge Group) in the applicable Digital Colony Fund; provided, that the Wafra Participation Entity shall be entitled to cure any payment default pursuant to this Section 3(a)(i) for a period of ten (10) days following written notice of such default from the Digital Colony Representative.
(ii)    Notwithstanding anything to the contrary in Section 2(a) (Revenue Share) above, the Company and its Controlled Affiliates shall be entitled to deduct on a pro rata basis from the aggregate amount of Carried Interest otherwise payable or distributable by the Company any amounts determined in good faith by the GP (a) to be reasonably necessary to satisfy a clawback or giveback obligation described under paragraph (i) above, or (b) that the Company reasonably believes are required to be withheld in order to comply with applicable Law; provided, that the Wafra Participation Entity is treated in the same manner in such respect with the DigitalBridge Group.
(b)    Payment of Withheld Amounts. In the event that the Company determines in good faith that any amounts that have been withheld by the Company pursuant to paragraph (a)(ii) above are no longer required to be withheld, the Company shall promptly distribute such amounts, including to the Wafra Participation Entity in accordance with Section 2(a) (Revenue Share; Payment) above.
(c)    Partner Clawbacks. The Wafra Participation Entity shall repay to any Digital Colony Fund as required under the Fund Documentation of the relevant Digital Colony Fund in amounts proportionate to its commitment to such Digital Colony Fund with respect to partner clawback or giveback amounts (including, with respect to Fund I, all “Investment Related Clawback Amounts” or “Other Clawback Amounts,” in each case under and as defined in the limited partnership agreement of Fund I); provided, that the Wafra Participation Entity received distributions associated with such clawback or giveback obligation and in respect of the Wafra Participation Entity such obligations do not exceed such distributions; and provided, further, that the Wafra Participation Entity is treated equally in such respect with DigitalBridge and its Affiliates.

(d)    Expenses. The Wafra Entities shall not pay any management, incentive or other fees or carried interest to the applicable Digital Colony Fund in respect of any Identified Sponsor Commitment.
Section 4.    Carried Interest Structure. The Company, DigitalBridge and DBOC agree that all Carried Interest has been (and will continue to be) structured so that it is distributed in a manner that enables the Company to fulfill its obligations under Section 2(a). DBOC shall cause each Digital Colony Company (other than the Company) entitled to receive Carried Interest (but does not receive any Gross Carried Interest attributable to current or former Digital Colony Personnel or current or former personnel of the DigitalBridge Group) to be owned, directly or indirectly, 100% by the Company and shall ensure that the Company receives 100% of the distributions that comprise the Carried Interest. DigitalBridge, DBOC and the Digital Colony Companies shall be jointly and severally liable to the extent of any breaches of this Section 4.

Section 5.    Records; Audits.
(a)    Information Rights. So long as the Wafra Participation Entity owns any Ownership Interests, the Company shall provide or make available to the Wafra Representative the following:
(i)    as soon as practicable, and in any event within one-hundred twenty (120) days following the end of each Fiscal Year, the (A) consolidated audited (with respect to the 2021 Fiscal Year) or unaudited (with respect to each Fiscal Year following the 2021 Fiscal Year) financial statements of the Company and its Subsidiaries for such Fiscal Year (including, for DBMH, the consolidated audited financial statements with respect to the 2021 Fiscal Year), including a balance sheet as of the end of such Fiscal Year and the related statements of operations, changes in member’s equity (deficit) and cash flows for such Fiscal Year, prepared in accordance with GAAP and certified by the Company’s independent public accountants (which shall be a firm of nationally recognized independent accountants), consisting of statements of (x) the financial condition of the Company and its Subsidiaries and (y) income, cash flows and changes in members’ capital for such Fiscal Year, and (B) the audited financial statements of the Digital Colony Funds, if any, including a balance sheet as of the end of such Fiscal Year and the related statements of operations, changes in member’s equity (deficit) and cash flows for such Fiscal Year, prepared in accordance with GAAP, and certified by the Digital Colony Funds’ independent public accountants (which shall be a firm of nationally recognized independent accountants);
(ii)    as soon as practicable, and in any event within sixty (60) days following the end of each of the first three fiscal quarters of each Fiscal Year of the Company and its Subsidiaries, (i) the consolidated unaudited financial statements of the Company and its Subsidiaries for such fiscal quarter, prepared in accordance with GAAP, including a balance sheet as of the end of such fiscal quarter and the related statements of operations, changes in member’s equity (deficit) and cash flows for such fiscal quarter and (ii) the unaudited financial statements of each Digital Colony Fund for such fiscal quarter, prepared in accordance with GAAP, including a balance sheet as of the end of such fiscal quarter and the related statements of operations, changes in member’s equity (deficit) and cash flows for such fiscal quarter, prepared in accordance with GAAP;

(iii)    on a quarterly basis, a summary describing, in reasonable detail, any Related Party Transactions that were entered into, modified or terminated in each such quarter and a true and correct list of each Person who has the right to receive Carried Interest from any Digital Colony Fund, together with the amount and/or percentage of such Carried Interest owned by each such Person, to the extent of any changes from the prior quarter;
(iv)    on a quarterly basis, a copy of the standard reporting package (including financial statements) made available to the investors in any Digital Colony Fund, at substantially the same time such package is generally distributed to such investors;
(v)    on a quarterly basis, copies of investor letters and reports regarding Digital Colony Funds made generally available to investors, at substantially the same time such letters and reports are distributed to such investors;
(vi)    no later than thirty (30) days following the end of each Fiscal Year, the Company’s and the Digital Colony Companies’ good faith estimate of projected exit proceeds from each portfolio investment of a Digital Colony Fund;
(vii)    to the extent not restricted by Law, notice as soon as reasonably practicable if the Digital Colony Companies or any Digital Colony Fund receives a non-routine letter from any U.S. or non-U.S. securities regulatory body, including the SEC, describing its findings from an examination conducted by such regulator that identifies any material deficiencies;
(viii)    prompt written notice (and in any event not later than five (5) Business Days) after becoming aware of any action or proceeding or receiving notice of any investigation pending before any court or Governmental Authority, including, without limitation, the SEC or any state securities regulatory authority against the Digital Colony Companies or any of the Digital Colony Funds or senior officers of the Digital Colony Companies that claim or allege (x) any violation of any federal or state securities law, rule or regulation, or (y) any breach of fiduciary duties, in each case that would reasonably be expected to have an adverse effect on the Digital Colony Companies or any of the Digital Colony Funds;
(ix)    prompt notice of any other material issues that might arise in the Digital Colony Business from time to time, including any action or proceeding or receiving formal written notice of any investigation commenced against any partner of the Digital Colony Companies or any of their employees, directors, officers or partners or any Managing Director or Successor, and any other litigation with respect to any partner of the Digital Colony Companies or any of its employees, directors, officers or partners or any Managing Director or Successor, in each case that may reasonably be expected to have a material adverse effect on the Digital Colony Companies or any of the Digital Colony Funds;

(x)    copies of all materials prepared for the advisory committee of each Digital Colony Fund contemporaneously with the distribution of such materials to the members of such advisory committee;
(xi)    copies of any material, legal, operating, compliance, gift, entertainment and other policies and procedures of the Digital Colony Companies, including any material amendments relating thereto;
(xii)    information reasonably requested by the Wafra Representative in connection with any Wafra Consent, approval or other action required to be taken by the Wafra Representative or any other Wafra Entity under this Agreement, the 2020 Ancillary Agreements, the 2022 Ancillary Agreements or any other agreement, instrument, contract entered into in connection with the Contemplated Transactions, including information reasonably necessary to confirm compliance with the obligations set forth herein or therein;
(xiii)    as reasonably requested by the Wafra Representative, valuation materials regarding the reported net asset value of any of the Digital Colony Funds but only to the extent readily available;
(xiv)    to the extent reasonably practicable, position level information regarding any Digital Colony Fund (and underlying portfolio investments), to the extent such position level information is reasonably requested to assist the Wafra Participation Entity or any of its Affiliates in the monitoring and valuation of the Wafra Entities’ interests other than material non-public information (unless it is legally permissible to be so provided) with respect to any securities traded on a national securities exchange;
(xv)    calculations provided to any lender in connection with the covenants in, and any reports delivered to any lender in accordance with, any credit agreements or credit facility of the Digital Colony Companies;
(xvi)    as reasonably requested by the Wafra Representative, all Fund Documentation for the Digital Colony Funds and side letters pertaining thereto (in each case, including any amendments or changes thereto), except for redacted information to the extent required to comply with applicable confidentiality requirements set forth therein;
(xvii)    upon the reasonable request of the Wafra Representative and to the extent reasonably practicable, such additional information regarding the status of the Digital Colony Business and its financial performance, the performance of each of the Company’s and the Digital Colony Company’s investment products, and legal, regulatory and compliance matters; and
(xviii)    without limitation of the information and reports described in this Section 5(a) promptly upon request of the Wafra Representative, the Company and its Subsidiaries will provide the Wafra Representative with (i) copies of all materials provided generally to investors in the Digital Colony Funds, including, for example, investment letters and client and risk reports and (ii) any other information reasonably necessary to confirm compliance with the obligations set forth in this Agreement, the 2020 Ancillary Agreements, the 2022 Ancillary Agreements or any other agreement, instrument or contract entered into in connection with the Contemplated Transactions.

(b)    Books and Records. So long as the Wafra Participation Entity own Ownership Interests, the Wafra Representative or any representative or agent thereof shall, at the Wafra Representative’s sole expense, have the right:
(i)    to inspect, review, copy and audit the books, records and financial information of the Company, any other Digital Colony Company or any Digital Colony Fund, at such reasonable times during normal business hours upon advance written notice to the Digital Colony Representative, subject to reasonable confidentiality agreements the Company or Digital Colony Fund may impose; and
(ii)    to hold, upon reasonable advance written notice, a reasonable number of ad hoc meetings with senior management of the Company and any other Digital Colony Company, provided that such meetings are subject to customary public company confidentiality standards and blackout periods and that the exercise of the rights described in each of clause (i) and (ii) shall not unreasonably interfere with the conduct of such entities’ business. The relevant Wafra Entity may also, at its election, be accompanied by representatives of one or more other Wafra Entities during management or performance meetings. The relevant Wafra Entities will have the right to share with any other Wafra Entities and any of the relevant Wafra Entities’ potential qualified Transferees, on a confidential basis, all materials and information provided to it accordance with this Section 5(b) in accordance with Section 7(a)(ii).
(c)    Maintenance. The Digital Colony Companies will maintain their books and records on an accrual basis consistent with GAAP and the Digital Colony Companies will adopt the accrual method of tax accounting. The Wafra Representative and its Representatives will have the right to inspect and copy the books and records of the Digital Colony Companies and each Digital Colony Fund (and other documents reasonably related thereto) during normal business hours and shall be provided with all information and access to the extent reasonably necessary for the Wafra Representative and its Representatives to confirm compliance with the obligations contained in this Agreement, the 2020 Ancillary Agreements and the 2022 Ancillary Agreements.
(d)    Limitations. Notwithstanding anything to the contrary in this Agreement, (x) the Wafra Entities shall not have the right to (i) receive any material technical information of any Digital Colony Fund or its Portfolio Companies or (ii) manage the day-to-day affairs of any Digital Colony Fund or its Portfolio Companies and (y) nothing in this Section 5 shall require the Company, its Subsidiaries, any Digital Colony Company, any Digital Colony Fund or any Portfolio Company to provide access to, or to disclose any information to the Wafra Representative or any of its representatives or agents or any other Wafra Entity if such access or disclosure: (1) would be in violation of applicable Law; (2) would reasonably be expected to violate or breach any provision of any Contract to which the Company or any of its Subsidiaries, any Digital Colony Company, any Digital Colony Fund or any Portfolio Company is a party; (3) would result in disclosure of personal information that would expose any Digital Colony Company, any Digital Colony Fund or any Portfolio Company to liability; or (4) would reasonably be expected to jeopardize any attorney-client privilege; provided, that in the event the Company or any of its Subsidiaries, any Digital Colony Company, any Digital Colony Fund or any Portfolio Company elects to withhold access or disclosure on the basis of the foregoing clause (y), the Company shall inform the Wafra Representative as to the general nature of what is being withheld and shall use commercially reasonable efforts to make or cause to be made appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including, as appropriate, entering into joint defense or common interest understandings. For the avoidance of doubt, nothing in this Section 5(d) shall limit any Party’s rights to civil discovery pursuant to the applicable rules of any court or arbitral body.

Section 6.    Rights and Operating Covenants; Representations and Warranties.
(a)    Covenants. The Company and DBOC hereby covenant and agree that neither the Company nor DBOC shall undertake any of the following actions with respect to the Digital Colony Companies:
(i)    (x) issuing any Ownership Interests (including any revenue share or any contractual right in the Company or its Subsidiaries) that would rank senior in priority to the Wafra Participation Entity’s rights to receive distributions of Carried Interest or (y) otherwise changing the Company’s or its Subsidiaries’ capital structure in a manner that disproportionately affects the rights, privileges or preferences (including economic interests or contractual rights) of the Wafra Participation Entity’s Ownership Interests as compared to other holders thereof;
(ii)    entering into any Related Party Transactions that (a) are not in the ordinary course of business and on arms’ length terms, (b) are above $100,000 individually and $500,000 in the aggregate, annually or (c) involve use of Digital Colony Personnel or assets of the Digital Colony Companies for personal purposes (in each case, other than those transactions with any Digital Colony Personnel that are investment professionals that are compensatory in nature and specifically contemplated by such professional’s employment agreement or other similar agreement for services with the Digital Colony Companies or the DigitalBridge Group as of the Effective Date (for the avoidance of doubt, any such transactions or agreements involving luxury expenses or private air travel at levels above those reflected in the historical financial statements or outside current policies of the Digital Colony Companies will require the Wafra Representative’s consent));
(iii)    making, changing or revoking any material tax election or allocation or taking any tax action that could reasonably be expected to have a material and adverse effect on the Wafra Participation Entity, including, for this purpose, where the Wafra Participation Entity is a pass-through entity for tax purposes, any direct or indirect owners of the Wafra Participation Entity that are special purpose vehicles and treated as corporations for U.S. federal income tax purposes;
(iv)    amending the Company’s Organizational Documents in a manner that adversely affects the rights, privileges or preferences (including economic interests or contractual rights) of the Wafra Participation Entity in a manner disproportionate to the effect such amendment has on the other holders of rights to Carried Interest in the Company; provided, that any amendment to a substantive provision or agreement that is specific to the Wafra Participation Entity (or that was otherwise specifically negotiated by the Wafra Participation Entity) in its capacity as such shall require the prior written consent of the Wafra Representative;
(v)    liquidating or dissolving the Company or its Controlled Affiliates; provided, that the foregoing shall not prohibit any such actions pursuant to any restructuring, reorganization or other similar transaction that does not cause an adverse effect on the Wafra Participation Entity or any of its economic or other contractual rights;

(vi)    requesting or taking any action for voluntary bankruptcy relief or any action pursuant to Bankruptcy Laws of any applicable jurisdiction or commencing a voluntary bankruptcy case;
(vii)    entering into mergers, consolidations or business combinations of the Company or any other vehicle in which the Wafra Participation Entity, directly or indirectly, owns an equity interest or similar contractual right, in which the Wafra Participation Entity is not offered, directly or indirectly, the same per interest consideration pro rata with the other owners of Ownership Interests taking into account all of the economics and financial opportunities offered to the other owners (excluding industry standard compensation for future services rendered by the other equity holders that are bona fide market compensatory payments); provided, however, that to the extent that any merger, consolidation or business combination is not a transaction in which Wafra receives cash for all of its Ownership Interests, the Wafra Participation Entity’s economic and other contractual rights in respect of the Company, shall not be affected by, and shall continue pro forma in, such merger, consolidation or business combination;
(viii)    the Company or any of its Subsidiaries entering into joint venture or partnership agreements unless such joint venture or partnership agreement (1) (x) is with a third party for a bona fide business purpose and involves the provision of digital investment and asset management services and (y) does not dilute the Wafra Participation Entity’s pro rata Ownership Interests or adversely or disproportionately affect the rights, preferences or privileges (including economic interests or contractual rights) of the Wafra Participation Entity’s interests in such joint venture (other than dilution alongside the applicable member of the DigitalBridge Group with respect to the economics to be shared with the joint venture partner in a bona fide joint venture) or (2) is intended to facilitate the allocation of Gross Carried Interest to current or former Digital Colony Personnel or current or former personnel of the DigitalBridge Group; and

(ix)    settling any litigation or regulatory action, suit, claim, proceeding or investigation if such settlement imposes any conditions or restrictions on the Wafra Participation Entity (including a settlement that would amend or modify any substantive provision or agreement that is specific to the Wafra Participation Entity in its capacity as such) or (y) (with the Wafra Participation Entity’s consent not to be unreasonably withheld, conditioned or delayed) settling any litigation or regulatory action, suit, claim, proceeding or investigation if such settlement otherwise would disproportionately adversely affect the rights, preferences or privileges (including economic interests or contractual rights) of the Wafra Participation Entity with respect to its Ownership Interests, or (z) taking any action (including settling any litigation) that would create material and adverse regulatory restrictions or tax obligations for the Wafra Participation Entity or any of its Affiliates outside of the Ownership Interests, unless in each case required by applicable Law; for the avoidance of doubt, matters relating to tax audits and other Tax Proceedings shall be governed by Annex A hereto.
Notwithstanding anything contained herein to the contrary, no consent right provided to the Wafra Representative herein shall be deemed to provide the Wafra Representative with any right to “control” the GP, any Digital Colony Fund, any general partner thereof or any present or future Portfolio Companies, as the term “control” may be defined in applicable rules and regulations of the Federal Communications Commission.

(b)    Donations. The Company hereby covenants and agrees not to make payments or donations in connection with political activities, campaigns or religious groups except as consistent with past practice in all material respects up to $100,000 in the aggregate per year or in respect of any DigitalBridge Group employee or board matching contributions.
(c)    Losses. For the purposes of the surviving indemnification provisions of the Carry Investment Agreement as further described in the Termination Agreement, the Parties hereby acknowledge and agree that “Losses” shall be deemed to include damages arising from diminution in value and consequential damages to the extent reasonably foreseeable.
(d)    Covenants. The Company covenants and agrees that it shall, and shall cause its Subsidiaries and the Digital Colony Funds, unless Wafra Consent is obtained, to:
(i)    reasonably cooperate with the Wafra Participation Entity in conducting due diligence on the Company and its Subsidiaries in connection with “know your customer” and anti-money laundering compliance;
(ii)    include in the Company’s Organizational Documents and other agreements, as applicable, any and all provisions as may be reasonably necessary for it to perform its obligations under, and otherwise comply with, this Agreement;
(iii)    maintain all material Permits necessary to carry on its business and comply in all material respects with all applicable Laws in all jurisdictions in which the Company and its Subsidiaries conduct the Digital Colony Business, including the securities laws of the United States, when relevant;
(iv)    maintain commercially reasonable operating procedures (including disaster recovery plans);
(v)    provide drafts of the Fund Documentation and the Organizational Documents of each the Company and its Subsidiaries (and any amendments to any such Fund Documentation and Organizational Document) with a reasonable opportunity to review in order to confirm that such Fund Documentation and Organizational Documents would not be in violation of the terms and conditions set forth herein or otherwise in the 2020 Ancillary Agreements or 2022 Ancillary Agreements and shall provide final versions of such documents to the Wafra Representative;
(vi)    ensure that the assets of each Digital Colony Fund shall not at any time constitute or be treated as constituting (by reason of a contractual agreement with investors or otherwise) “plan assets” subject to Title I of ERISA, Section 4975 of the Code, or any Law substantially similar to Title I of ERISA or Section 4975 of the Code;
(vii)    use reasonable best efforts not to engage in any business or other activities that could cause the Company and its Subsidiaries to be in violation of applicable anti-money laundering, economic sanctions, anti-bribery or anti-boycott Laws of the United Kingdom, the United States or any other jurisdiction in which the Company and its Subsidiaries conduct the Digital Colony Business in any material respect;

(viii)    (x) maintain and comply with “know your customer” and money laundering reporting procedures, and procedures designed for detecting and identifying money laundering, and detecting, identifying and reporting suspicions of money laundering to the appropriate regulators, including, where required by applicable Law and (y) prior to accepting a commitment from any investor in any Digital Colony Fund, confirm that such investor is not identified on the OFAC list of Specially Designated Nationals and Blocked Persons (the “SDN List”) or any other applicable restricted party list or otherwise subject to sanctions administered by OFAC or any other U.S., U.K. or E.U. Governmental Authority or owned or Controlled by or acting on behalf of any Person listed on the SDN List or any other applicable restricted party list, to the extent prohibited by applicable Law;
(ix)    use reasonable best efforts to ensure that none of the Company nor its Subsidiaries shall: (i) use any of the assets of the Company or any of its Subsidiaries for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or to the making of any direct or indirect unlawful payment to government officials or employees from such assets; (ii) establish or maintain any unlawful fund of monies or other assets; (iii) make any false or fictitious entries in the books or records of any of the Company, its Subsidiaries; or (iv) make any unlawful payment; and
(x)    keep in full force and effect the material insurance policies covering the Company and its Subsidiaries (or other insurance policies comparable in amount and scope).
(e)    Non-Disparagement. Each Party agrees that, it shall not, and shall use commercially reasonable efforts to ensure that its Affiliates, officers, directors, members and partners do not, knowingly publish, disseminate, or contribute to the publication or dissemination of (as author or “source”) in any book, periodical or other publicly disseminated medium, or in interviews intended for public dissemination, any non-public information regarding any other Party, including information relating to their experiences hereunder. Each Party further agrees that until the later of: (i) the date that is seven (7) years following the Effective Date or (ii) the date the Wafra Entities and their Affiliates collectively cease to own at least five-percent (5%) of the Common Stock, it shall not, and shall use commercially reasonable efforts to ensure that its Affiliates, officers, directors, members and partners do not, (a) make public any false, defamatory or disparaging statements about any other Party or any Affiliate, officer, director, member, partner, shareholder or employee thereof, or (b) engage in any public course of conduct that would reasonably be expected to bring any other Party or any Affiliate, officer, director, member, partner or shareholder thereof, as applicable, into disrepute or disregard; except, in each case, (i) to the extent such Person reasonably believes to be required by applicable Law or (ii) to the extent related to any litigation or similar proceeding between such Party and any such other Person or in order to exercise or enforce any rights under this Agreement, the Ancillary Agreements and the Organizational Documents of the Company or any of its Subsidiaries. Nothing in this Section 6(e) shall prevent any Person from reporting or providing information to a Governmental Authority.
(f)    Key Person Insurance. The Company and its Subsidiaries will reasonably cooperate with the Wafra Participation Entity to acquire, at the Wafra Participation Entity’s sole expense, with the Wafra Participation Entity as named beneficiary, key person insurance over such individuals as the Wafra Representative may reasonably request from time to time following the Effective Date.

(g)    Representations and Warranties of the DigitalBridge Parties. Each of the DigitalBridge Parties represents and warrants to the Wafra Participation Entity, as of the Effective Date, and with respect to any other Person that becomes party hereto as a DigitalBridge Party by execution and delivery of a joinder to this Agreement, as of the date of any such joinder, represents and warrants to the Wafra Participation Entity, severally and not jointly, as follows:
(i)    it has the requisite power and authority to enter into and perform its obligations under this Agreement;
(ii)    the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by it (including the issuance of the Interest on or after the Effective Date) do not and will not (i) violate its Organizational Documents, (ii) violate any applicable Law or (iii) violate, require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation under (in each case, with or without notice or lapse of time or both), any Contract to which it is a party or by which any of its properties or assets are bound that is material to such Person;
(iii)    there is no outstanding enforcement or supervisory action by any Governmental Authority because any of its procedures were considered to be inadequate by such Governmental Authority, and no such enforcement or supervisory action is, to its actual knowledge, pending or threatened, except for any such action that is not, individually or in the aggregate, material to such Person; and
(iv)    no broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s, or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any such DigitalBridge Party (other than arrangements where a DigitalBridge Party or its Affiliates would be solely responsible for such payments).
(h)    Representations and Warranties of the Wafra Participation Entity. The Wafra Participation Entity represents and warrants to the DigitalBridge Parties, as of the Effective Date, and each Person that becomes a Wafra Participation Entity following the Effective Date by executing a joinder to this Agreement represents and warrants to each DigitalBridge Party that on the date of such joinder, as follows:
(i)    it has the requisite power and authority to enter into and perform its obligations under this Agreement;
(ii)    its execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by it do not (i) violate its Organizational Documents, (ii) violate any applicable Law or (iii) violate, require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation under (in each case, with or without notice or lapse of time or both), any Contract to which it is a party or by which any of its properties or assets are bound that is material to such Person;

(iii)    there is no outstanding enforcement or supervisory action by any Governmental Authority because any of its procedures were considered to be inadequate by such Governmental Authority, and no such enforcement or supervisory action is, to its actual knowledge, pending or threatened, except for any such action that is not, individually or in the aggregate, material to such Wafra Participation Entity;
(iv)    after giving effect to any applicable look-through provisions required under the U.S. federal securities Law, it is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act; and
(v)    no broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s, or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Wafra Participation Entity.
Section 7.    Transfers; Assignment.
(a)    Transfers by the Wafra Participation Entity.
(i)    Transfers by Wafra Participation Entity. The Wafra Participation Entity (or other applicable Wafra Entity) shall not Transfer all or any portion of its Ownership Interests, or Identified Sponsor Commitments without Digital Colony Consent (not to be unreasonably withheld, conditioned or delayed); provided, that the Wafra Participation Entity (or other applicable Wafra Entity) may effect the following Transfers of all or any portion of the Ownership Interests, or Identified Sponsor Commitments without Digital Colony Consent: (i) subject to the relevant Wafra Entity’s compliance with the terms set forth in Section 7(c), Transfers made on or following July 17, 2025; (ii) Transfers to any Wafra Entity; (iii) Transfers in connection with a Wafra IPO of a broader portfolio of asset managers held by any Wafra Entity where the Ownership Interests owned by any Wafra Entity in such Wafra IPO comprise no more than 24.9% of such portfolio (as determined on a fair market value basis); (iv) Transfers in connection with an internal reorganization or similar transaction affecting any Wafra Entity; (v) Transfers made in connection with an in-kind distribution by a Wafra Entity to any direct or indirect partners, members or other equity holders thereof; (vi) Transfers in connection with any pledge, lien or other transfer related to a customary debt financing or any equity, preferred or structured equity financing of any Wafra Entity; (vii) Transfers as part of a Portfolio Sale; (viii) Transfers from and after the date of any DigitalBridge Change of Control or DigitalBridge Bankruptcy; and (ix) a Transfer to a single Transferee and one or more of its Affiliates of an Ownership Interest representing up to 5.0% in the aggregate of the Ownership Interests as of the Effective Date. Notwithstanding anything to the contrary in this Agreement, Digital Colony Consent shall be required in the event that such direct or indirect Transferee (or its Affiliates) is an Unapproved Third Party. In the case of clauses (iii), (vi) and (vii) of this Section 7(a)(i), the Wafra Participation Entity shall remain the direct party to this Agreement and the applicable Ancillary Agreements. In the case of clauses (i), (ii), (iv), (v), (viii) and (ix), (A) such Transferee will be subject to the same terms, conditions and contractual undertakings with respect to Wafra Participation Entity, and (B) if any such Transfer is a Transfer of less than all of the Wafra Participation Entity’s Ownership Interests, the rights of the Wafra Representative will be exercised by a single Person (and no more than two Transferees of the Wafra Participation Entity shall be entitled to exercise such rights indirectly at any one time). Notwithstanding anything to the contrary herein, upon the occurrence of an event or occurrence described in clauses (c) or (d) of the definition of Triggering Event (as defined in the Agreement of Purchase and Sale), the Wafra Participation Entity’s (and any other Wafra Entity’s) Ownership Interests, Identified Sponsor Commitments and the Specified Investment shall become freely transferable. For the avoidance of doubt, no transfer of Common Stock by any of the Seller, Wafra Participation

Entity or any of their respective Affiliates shall constitute a “Transfer” for purposes of this Section 7 and no restrictions set forth in this Section 7 shall apply to such transfers.
(ii)    Cooperation with Transfers. In connection with the Transfers pursuant to clauses (i), (iii), (vi), (vii), (viii) and (ix) of Section 7(a)(i), the Company, each applicable Subsidiary of the Company and DBOC shall cooperate as reasonably necessary, execute and deliver such agreements and instruments, provide such reasonable support and assistance by providing Confidential Information to any potential Transferee as would customarily be made available to a potential buyer in a sale of a minority position (i.e., consistent with the level and type of information provided to the Wafra Entities in connection with the Contemplated Transactions) or to an underwriter in a Wafra IPO, including documents and reasonable opportunities to ask questions of key executives as customarily provided in connection with a “due diligence” investigation as a Wafra Participation Entity may reasonably request in connection with any Transfer (or potential Transfer) of its right to any of its Ownership Interest or in connection with a Wafra IPO (or potential Wafra IPO); provided, that if requested by the Company, any of its Subsidiaries or DBOC, any such potential Transferee shall execute a customary confidentiality agreement in a form and substance reasonably satisfactory to the Digital Colony Representative. The Company shall make customary knowledge qualified representations and warranties to the Wafra Participation Entity (without any indemnification obligations in respect thereof) to allow the Wafra Participation Entity to make representations and warranties related to the Company or any of its Subsidiaries in connection with any such Transfers. Notwithstanding any other provision of this Agreement or the Ancillary Agreements to the contrary, the Wafra Entities shall be free to consummate a Wafra IPO in accordance with Section 7(a)(i) at any time; provided, that any disclosure in connection with such Wafra IPO shall not (a) specifically or separately identify or present any financial information regarding the Digital Colony Companies, the Digital Colony Funds or any Portfolio Companies or any stakeholders of any of the foregoing in any public filings relating to such Wafra IPO unless presented on an aggregate basis with all other companies in which the Digital Colony Companies, the Digital Colony Funds or any Portfolio Companies invest such that the identity of such Persons, as applicable, could not be reasonably deduced therefrom or (b) require the filing of any Ancillary Agreement not already publicly disclosed (clauses (a) and (b), the “Non-Aggregated Information”). Following such Wafra IPO, the Non-Aggregated Information shall not be disclosed unless required by applicable Law or with the prior written consent of the Digital Colony Representative. In connection with any such Wafra IPO, the Company shall cause each of the Digital Colony Companies to provide reasonable cooperation, support, assistance and information (to the extent reasonably available, the disclosure of which would not violate any Law or any agreement to which any DigitalColony Company, any Digital Colony Fund or any of their Affiliates is subject, or if any other action required or requested by a regulatory authority would not reasonably be expected to have an adverse effect in any material respect on DigitalBridge Group, the Company and its Subsidiaries or any of their respective Affiliates) to the applicable Wafra Entities, at such Wafra Entities’ expense for any reasonable out-of-pocket expense, to the extent that such Wafra Entities’ counsel advises is required in connection with such Wafra IPO. The Wafra Representative shall consult with the Company and its Subsidiaries in good faith regarding, and provide the Company and its Subsidiaries a reasonable opportunity to review and comment upon, the form of any disclosure regarding the Digital Colony Companies, the Digital Colony Funds, the Portfolio Companies or any stakeholders thereof in connection with or following an Wafra IPO. The obligations of the Company, its Subsidiaries and DBOC pursuant to this Section 7(a)(ii) shall not require the Digital Colony Companies to agree to a restructuring, any regulatory remedies or any other action required or requested by a Governmental Authority that would reasonably be expected to have an adverse effect in any material respect on the Digital Colony Companies or the DigitalBridge Group in connection with regulatory approvals related to any such Transfer.

(b)    Conditions to Transfers. It shall be a condition of the Transfer of any Ownership Interests (i) to any Person, that such Transfer shall not be effected if such Transfer would violate applicable Law or would cause the Company to become a “publicly traded partnership” within the meaning of Section 7704(b) of the Code, and (ii) to any Person who is not a party to this Agreement, that such Person sign a joinder to this Agreement binding such Person to the provisions of this Agreement.
(c)    Right of First Offer. In the event that any Wafra Participation Entity (the “Offering Wafra Participation Entity”) proposes to Transfer all or any portion of the Ownership Interests owned by it to any third party purchaser pursuant to Section 7(a)(i) the Offering Wafra Participation Entity shall first make an offering of such Ownership Interests to DBOC (together with any Controlled Affiliates of DBOC that DBOC designates to exercise its rights under this Section 7(c) (the “Offered Party”)) in accordance with the following:
(i)    The Offering Wafra Participation Entity shall give notice (the “Offer Notice”) to the Offered Party, stating (i) its bona fide intention to offer such Ownership Interests, (ii) a description and the number of such Ownership Interests to be offered (the “Offered Interests”), and (iii) the price and any material terms and conditions upon which it proposes to offer such Offered Interests, including a list of proposed Transferees, it being agreed that for so long as the Offering Wafra Participation Entity may sell the Offered Interests to a Transferee without again complying with the right of first offer set forth herein, the Digital Colony Companies will be prohibited from issuing or selling Ownership Interests to any proposed Transferees notified to DBOC.
(ii)    By written notification (the “Acceptance Notice”) to the Offering Wafra Participation Entity, within thirty (30) days after the Offer Notice is received, the Offered Party may elect to purchase, at the price and on the terms specified in the Offer Notice, all of the Offered Interests proposed to be Transferred by the Offering Wafra Participation Entity. If the Offered Party does not deliver an Acceptance Notice within thirty (30) days after the Offer Notice is received, the Offered Party shall be deemed to have waived its right to participate in the right of first offer described in this Section 7(c) and the Offering Wafra Participation Entity may Transfer the Offered Interests in accordance with the terms of Section 7(c)(iii). Upon the timely delivery of an Acceptance Notice by the Offered Party pursuant to this Section 7(c)(ii), the Offering Wafra Participation Entity and the Offered Party shall be legally obligated to consummate the sale contemplated thereby within thirty (30) days of the date of the Acceptance Notice (as it may be extended by up to an additional one hundred twenty (120) days as necessary for the expiration of regulatory waiting periods and to obtain regulatory approvals); provided, further, that the Offering Wafra Participation Entity shall only be required to give customary representations and warranties with respect to such Wafra Participation Entity’s due organization, authority to enter into applicable Transfer documentation, non-contravention of applicable Laws and material agreements or required approvals of any Governmental Authority (in respect of which a Wafra Entity is a party), and free and clear title of the relevant Ownership Interests.

(iii)    If the Offered Interests referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 7(c)(ii), the Offering Wafra Participation Entity may, during the one hundred twenty (120) day period following the expiration of such thirty (30) day period provided in Section 7(c)(ii), offer and sell such Offered Interests to any third party at a price not less than 100% of, and upon other terms not materially more favorable to the offeree taken as a whole than, those specified in the Offer Notice. If the Offering Wafra Participation Entity does not consummate the sale of the Offered Interests within such period (as it may be extended by up to an additional one hundred twenty (120) days as necessary for the expiration of regulatory waiting periods and to obtain regulatory approvals), the right of first offer provided hereunder shall be deemed to be revived and such Offered Interests shall not be offered unless first reoffered to the Offered Parties in accordance with this Section 7(c). Notwithstanding the foregoing, at least fourteen (14) days (the “Sale Notice Period”) prior to the desired consummation date of a proposed Transfer pursuant to this Section 7(c)(iii), the Wafra Representative shall deliver a notice to DBOC which shall, to the extent not included in or accompanying the Offer Notice relating to such proposed Transfer (i) identify the cash purchase price at which the proposed Transfer is proposed to be made, (ii) identify the prospective Transferee, (iii) identify the proposed signing date and the proposed closing date of such prospective Transfer, (iv) be accompanied by the substantially final proposed purchase agreement and forms of all other agreements (to the extent available) to be entered into by the Offering Wafra Participation Entity in connection with such Transfer and (v) identify all other material terms and conditions of such Transfer (including with respect to the timing of the payment of the purchase price) (any notice delivered pursuant to this Section 7(c)(iii) (a “Sale Notice”)). If the prospective Transferee is an Unapproved Third Party, the Offering Wafra Participation Entity shall not consummate such proposed Transfer without Digital Colony Consent.
(d)    Transfers by the Company. The Company may not Transfer, directly or indirectly, its rights or obligations under this Agreement without the prior written consent of the Wafra Participation Entity; provided, that, (i) in connection with any reorganization of DigitalBridge and its Affiliates or other transaction whereby one or more of such entities would succeed to all or part of the Company’s entitlement to Carried Interest, the Company may Transfer its rights and obligations under this Agreement to such entities, and (ii) the Company may Transfer its rights or obligations under this Agreement to an entity that acquires all or substantially all of the business or assets of the Company, whether by merger, reorganization, acquisition, sale or otherwise.
Section 8.    Tag-Along Rights(b)    .
(a)    Tag-Along Sale. In the event of a Transfer (other than a Permitted Transfer or a Drag-Along Sale) of Ownership Interests (the “Tag-Along Interests”) by any member of the DigitalBridge Group, or by any other holders of Ownership Interests other than Wafra Entities, together with their Affiliates and/or Related Persons (to the extent such holders of Ownership Interests, Affiliates and/or Related Persons collectively own 10% or more of the total Ownership Interests outstanding, in the aggregate, at the time of such first Transfer (but without giving effect to such Transfer)) (a “Tag-Along Seller”) to a Third-Party Purchaser (a “Purchaser”), then each Tag-Along Seller shall be required to, and DBOC shall cause (or, with respect to each Tag-Along Seller that is not a Controlled Affiliate of DBOC, take all actions within its control to cause) each Tag-Along Seller to, provide the Wafra Participation Entity and the Wafra Representative with at least thirty (30) days’ prior written notice of such Transfer (the “Tag-Along Notice”), which notice shall identify the Purchaser, the percentage of the Ownership Interests proposed to be Transferred by the Tag-Along Seller (including the corresponding percentages of Carried Interest in respect of the Digital Colony Funds proposed to be Transferred as a result of the proposed Transfer of Ownership Interests), the applicable percentage of the then-issued Ownership Interests (including the corresponding percentages of Carried Interest in respect of the Digital Colony Funds proposed to be Transferred as a result of the proposed Transfer of Ownership Interests) of the Company or applicable Subsidiary that such proposed Transfer represents, a statement as to whether the Company and DBOC would otherwise be required to issue a Drag-Along Notice under Section 9, the purchase price therefor (including the allocation of such purchase price to the Carried Interest in respect of the Digital Colony Funds included as a result of the proposed Transfer of such Ownership Interests), and a summary of the other material terms and conditions of the proposed Transfer. To the extent not previously provided, each Tag-Along Seller shall provide the Wafra Representative, on behalf of the Wafra Participation Entity, with all material information made available to the Purchaser in connection with the proposed Transfer and any other information reasonably requested by the Wafra Representative to the extent available. Within thirty (30) days following receipt of such Tag-Along Notice, the Wafra Participation Entity that hold Ownership Interests may elect, by providing a written offer to the Tag-Along Sellers and the Purchaser, to Transfer to the Purchaser the Ownership Interests specified therein, up to that percentage of the Ownership Interests of such Wafra Participation Entity (the “Tagging Interest”) equal to the percentage of the Ownership Interests of the Company or its applicable Subsidiaries (including the corresponding percentages of Carried Interest with respect to the Digital Colony Funds to be Transferred as a result of the proposed Transfer of Ownership Interests) held by the Tag-Along Sellers that is proposed to be Transferred by the Tag-Along Sellers, subject to Section 10 and Section 11, at the same price per Ownership Interest and otherwise on the same terms as those being offered to the Tag-Along Seller (any such Transfer, a “Tag-Along Sale”). Subject to Section 10, such Wafra Participation Entity(s) shall execute all appropriate documents reasonably necessary to Transfer ownership of such Tagging Interest to the Purchaser. Failure by a Wafra Participation Entity to respond in writing within such thirty (30)-day period shall be deemed to be a waiver of its tag-along rights under this Section 8(a) with respect to such Transfer but only to the extent the Tag-Along Seller is not again required to comply with this Section 8(a) in connection with a Transfer. If the Wafra Participation Entity waive their tag-along rights under this Section 10(a), the Tag-Along Sellers shall have the right to consummate such Transfer free of such rights; provided, that (x) such Transfer is fully closed and consummated within one hundred twenty (120) days following the expiration of such thirty (30)-day period (as it may be extended by up to an additional one hundred twenty (120) days as necessary for the expiration of regulatory waiting periods and to obtain regulatory approvals), and (y) the terms of the actual Transfer are no more favorable as to price, and no more materially favorable as to the other terms taken as a whole to the Tag-Along Sellers, than those set forth in the Tag-Along Notice. Notwithstanding the foregoing, if a Wafra Participation Entity elects to Transfer its Tagging Interest as provided herein, the proposed Transfer of Tag-Along Interests by the Tag-Along Seller to the Purchaser shall not be permitted hereunder and any such purported Transfer shall not be valid (and thus shall not have any force or effect) unless the Purchaser accepts and purchases all of the Tagging Interests tendered by the Wafra Participation Entity(s) in connection with such proposed Transfer; provided, that, in the event that the Purchaser elects to acquire less than the full amount of both the Tag-Along Interests and the Tagging Interests, the amount of Tag-Along Interests and Tagging Interests being sold to such Purchaser shall be cut back such that the Tag-Along Seller shall be permitted to sell an amount of Tag-Along Interests that represents the same percentage of the Tag-Along Seller’s total Ownership Interests (including the corresponding percentages of Carried Interest with respect to the Digital Colony Funds to be Transferred as a result of the proposed Transfer of such Ownership Interests) in the Company or its applicable Subsidiaries as the amount of the Tagging Interest that the Wafra Participation Entity are selling to the Purchaser. Notwithstanding anything contained herein to the contrary, there shall be no liability on the part of DigitalBridge or any of its Affiliates to any Wafra Participation Entity if a proposed Transfer of Ownership Interests pursuant to this Section 8(a) is not consummated for any reason, except as otherwise set forth in the definitive documentation related thereto.

(b)    Expenses. For the avoidance of doubt, the Wafra Participation Entity(s) and the Tag-Along Sellers shall each pay their respective pro rata share (based on aggregate proceeds to be received in connection with such Transfer by the applicable Wafra Participation Entity(s) and the Tag-Along Seller(s)) of the aggregate expenses incurred by all of the applicable Wafra Entities and Tag-Along Seller(s) in connection with any proposed sale or Transfer of the nature referred to in this Section 8.
Section 9.    Drag-Along Rights(c)    .
(a)    Drag-Along Sale. If the Persons holding Ownership Interests in the Company representing (i) 50% or more of the voting power of all such outstanding Ownership Interests, in the aggregate, and (ii) the entitlement to receive 50% or more of all distributions, including distributions of Carried Interest, individually or in the aggregate (the “Drag-Along Sellers”) desire to Transfer to any Purchaser, Ownership Interests in the Company representing (1) 50% or more of the voting power of all such outstanding Ownership Interests, in the aggregate, and (2) the entitlement to receive 50% or more of all distributions, including distributions of Carried Interest, whether in one transaction or a series of related transactions (any such transaction or series of related transactions, a “Drag-Along Sale”), then the Company and DBOC shall or shall cause the Drag-Along Sellers to give thirty (30) days’ prior written notice to the Wafra Representative of the Drag-Along Sale (a “Drag-Along Notice”) which notice shall identify the Purchaser, the percentage of its Ownership Interests proposed to be Transferred in the Drag-Along Sale, the applicable percentage of the then-issued Ownership Interests (including the corresponding percentages of Carried Interest with respect to the Digital Colony Funds to be Transferred as a result of the proposed Transfer of such Ownership Interests) that such proposed Transfer represents and a summary of the other material terms and conditions of the proposed Drag-Along Sale. To the extent not previously provided, each Drag-Along Seller shall make available to the Wafra Participation Entity all material information made available to the Purchaser in connection with the Drag-Along Sale and any other information reasonably requested by the Wafra Representative to the extent available, and (subject to the Wafra Participation Entity’s rights under Section 10 and Section 11) require the Wafra Participation Entity(s) holding Ownership Interests to sell to the Purchaser at the same price per Ownership Interest and otherwise on the same terms and conditions as those being offered to the Drag-Along Sellers (except as set forth in Section 10 and Section 11) that percentage of their Ownership Interests (including the corresponding percentages of Carried Interest with respect to the Digital Colony Funds to be Transferred as a result of the proposed Transfer of such Ownership Interests) (the “Wafra Dragged Interests”) as is equal to the percentage of the then issued Ownership Interests proposed to be sold by the Drag-Along Sellers.

(b)    Wafra Dragged Interests. Following receipt of a Drag-Along Notice, the Wafra Participation Entity(s) holding Ownership Interests shall be obligated to sell to the Purchaser the Wafra Dragged Interests at the same time as the Drag-Along Sellers to the Purchaser. Notwithstanding any provision to the contrary in this Agreement, the Wafra Participation Entity(s) shall only be required to Transfer the Wafra Dragged Interests in the event that the Purchaser accepts and purchases all of the Wafra Dragged Interests required by the terms of this Agreement to be acquired by the Purchaser in connection with such Drag-Along Sale.
Section 10.    Other Tag and Drag Provisions.
(a)    Additional Conditions to Tag-Along Sales and Drag-Along Sales(i)    . In connection with any Tag-Along Sale or Drag-Along Sale, the Wafra Participation Entity(s) shall execute all appropriate documents reasonably necessary to Transfer ownership of the Tagging Interest or Wafra Dragged Interest, as the case may be; provided, that such Wafra Participation Entity(s) (a) shall only be required to give customary representations and warranties with respect to such Wafra Participation Entity’s due organization, authority to enter into applicable Transfer documentation, non-contravention of applicable Laws and material agreements, or required approvals of any Governmental Authority (in respect of which a Wafra Entity is a party), and free and clear title of the relevant Ownership Interests, (b) shall not be required to provide any indemnification with respect to any representations, warranties, covenants or agreements made by any other Person, including any DigitalBridge Party (for the avoidance of doubt, subject to subclause (a), such Wafra Participation Entity(s) may be required to provide indemnification in respect of its own representations, warranties, covenants or agreements), (c) shall not be required to bear more than its pro rata portion (based on proceeds received by such Wafra Participation Entity(s) as compared to the aggregate proceeds in connection with the Transfer) of any indemnification obligation with respect to the representations, warranties and covenants of the other owners of the Ownership Interests (which shall not in any event exceed the net proceeds received by such Wafra Participation Entity(s) in consideration for the Transfer of such Tagging Interest or Wafra Dragged Interest, as the case may be), and (d) except for confidentiality restrictions consistent with those set forth in this Agreement, shall not be required to agree to any non-compete or other similar restrictive covenants. In addition, each Wafra Participation Entity and each DigitalBridge Party shall cooperate in good faith to effect such Tag-Along Sale or Drag-Along Sale in such a manner so as to minimize any adverse legal, regulatory or tax consequences to such Wafra Participation Entity and the Company and its Subsidiaries and to minimize the Parties’ obligations to obtain any consents from a third party or Governmental Authority. For the avoidance of doubt, as of the Effective Date, the Wafra Participation Entity has an Ownership Interest that entitles it to an amount equal to the portion of Applicable Carried Interest attributable to the Retained Interests, as set forth on Schedule A.
(b)    Consideration.
(i)    Valuation. In connection with any Tag-Along Sale or Drag-Along Sale, in evaluating whether the relevant Ownership Interests are being sold at the same price per Ownership Interest and on the same terms and subject to the same conditions that are applicable to the Tag-Along Sale or Drag-Along Sale proposed by the Tag-Along Sellers or Drag-Along Sellers, as applicable, pursuant to Section 8 or Section 9, the Digital Colony Representative, as applicable, and the Wafra Representative, will work together in good faith to agree on the valuation for the Ownership Interests being sold by the Wafra Participation Entity, based on the value ascribed by the Purchaser to the Ownership Interests (including the allocation of such purchase price to the Carried Interest in respect of the Digital Colony Funds included as a result of the proposed Transfer of such Ownership Interests) being Transferred and taking into account all of the economics offered to the Tag-Along Sellers and Drag-Along Sellers, as applicable, and each of their respective Affiliates (other than industry standard compensation for future services rendered that are bona fide market compensatory payments), but without regard to time constraint or any contractual restriction, minority, lack of liquidity or marketability, or similar discount; provided, that for purposes of this Section 10(c)(i), any securities to be received as consideration in connection with a Tag-Along Sale or a Drag-Along Sale (to the extent permitted hereunder) shall be valued at the fair market value thereof on a post-transaction basis (and not at the value of the Ownership Interests that, absent this Section 10(c)(i), would otherwise be exchanged therefor) which fair market value shall not give effect, for purposes hereof, to any discounts as to lack of liquidity, marketability or minority interest or similar discount.
(ii)    Independent Appraiser. Absent agreement by the relevant parties with respect to the valuation of the Ownership Interests held by the Wafra Participation Entity, any applicable Tag-Along Sellers or Drag-Along Sellers, as the case may be, and the Digital Colony Representative and the Wafra Representative shall jointly select an Independent Appraiser to determine the value of the Ownership Interests, who will be instructed to take into account the value of any offer made by an independent third party in making its determination; provided, that the Independent Appraiser shall not be permitted or authorized to determine a valuation of the Ownership Interests that is outside of the range of the valuation of the Ownership Interests proposed by the Wafra Representative, on the one hand, and the Tag-Along Sellers or the Drag-Along Sellers, as the case may be, on the other hand. The Independent Appraiser shall be instructed, as soon as reasonably practicable but within thirty (30) days of the date of the engagement of the Independent Appraiser, to complete its valuation of the Ownership Interests proposed to be Transferred in connection with such transaction, giving due regard to the transaction with the applicable Purchaser, the different series, classes or types of Ownership Interests (taking in account the factors described in Section 10(c)(i)) and other assets included in the transaction, and other relevant market factors. The determination of the Independent Appraiser shall be final, binding and conclusive on all parties hereto for all purposes of this Agreement. In connection with the Independent Appraiser’s determination of the value of such Ownership Interests, the Independent Appraiser shall have reasonable access to the DigitalBridge Companies’ management team and the books, records and other information reasonably requested by such the Independent Appraiser. The fees and expenses of the Independent Appraiser shall be borne by the Wafra Representative, on the one hand, and by the Tag-Along Sellers or the Drag-Along Sellers, as the case may be, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Independent Appraiser based on the valuation of the Ownership Interests submitted by each of the Wafra Representative and the Tag-Along Sellers or the Drag-Along Sellers, as the case may be, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amount of the valuation in dispute and shall be determined by the Independent Appraiser at the time its determination is rendered on the merits of the matters submitted.
(iii)    In connection with any Drag-Along Sale, (i) the relevant Wafra Participation Entity(s) will receive per Ownership Interest consideration pro rata with the other owners of Ownership Interests (including, directly or indirectly, any member of the DigitalBridge Group) and taking into account any differences in value as set forth in this Section 10(c), (ii) in such Drag-Along Sale, the relevant Wafra Participation Entity(s) shall be entitled to receive 100% cash consideration.

(iv)    For the avoidance of doubt, the Wafra Participation Entity(s) and the Tag-Along Sellers or Drag-Along Sellers, as applicable, shall each pay their respective pro rata share (based on aggregate proceeds to be received in connection with such Transfer by the applicable Wafra Participation Entity(s) and the Tag-Along Seller(s) or the Drag-Along Seller(s) as applicable) of the aggregate expenses incurred by all of the applicable Wafra Participation Entity(s) and the Tag-Along Seller(s) or the Drag-Along Seller(s), as applicable, in connection with any proposed sale or Transfer of the nature referred to in Section 8, Section 9 and Section 10(a).
Section 11.    SPE Investor. In the event of a Tag-Along Sale, a Drag-Along Sale or a Transfer pursuant to Section 10(a), in each case in which one or more of the Wafra Participation Entity(s) are Transferring all of their Ownership Interests in the Company, the Company, its Subsidiaries and DBOC shall reasonably cooperate with the Wafra Representative to structure such Transfer with respect to each such Wafra Participation Entity that is, or that has any direct or indirect owner that is, in each case, a special purpose vehicle (each, an “SPE Investor”) to include each such SPE Investor in such Tag-Along Sale, Drag-Along Sale or Transfer, on the terms of such Tag-Along Sale, Drag-Along Sale or Transfer, or the consummation of such Tag-Along Sale or Drag-Along Sale, it being understood and agreed that any costs associated with such inclusion (including reduced transaction value due to the inclusion of such special purpose vehicles) shall be borne solely by such Wafra Participation Entity.
Section 12.    Anti-Dilution(a)    . In no event shall any Wafra Entity’s Ownership Interests, directly or indirectly, be diluted without Wafra Consent. (b)
Section 13.    New DigitalBridge Party(i)    . Subject to the restrictions on Transfers provided herein, to the extent of any assignment or Transfer by a DigitalBridge Party or DBOC to another Person, then DBOC shall cause such Person to execute and deliver to the Parties a joinder to this Agreement, and upon such execution to become a party to, and be bound by, the terms of this Agreement as “DBOC”, a “DigitalBridge Party” or “DigitalBridge” hereunder, as applicable.
Section 14.    Confidentiality. The Parties agree that this Agreement and its contents, and any information provided or accessed hereunder are Confidential Information pursuant to the DBMH Investor Rights Agreement.
Section 15.    Indemnification.
(a)    Indemnification by the Digital Colony Funds. DBOC shall take all commercially reasonable actions within its control to cause the general partner (or comparable Person) of each Future Co-Investment Vehicle to enter into Organizational Documents for each future Digital Colony Fund that contain indemnification provisions substantially similar, to those set forth in the Organizational Documents of Fund I as of the date of this Agreement, as such terms may be reasonably modified, based on the advice of external counsel, for any Digital Colony Fund organized under the laws of a jurisdiction other than the State of Delaware (the “Indemnification Arrangement”). In the event the Company believes, due to legal, commercial, regulatory or other reasons, that the general partner (or comparable Person) of a future Digital Colony Fund will not be able to implement the Indemnification Arrangement, the Company will consult in good faith with the Wafra Representative; provided, that in all cases, the Wafra Entities and Wafra Indemnified Parties shall have the same rights to indemnification as the comparable members of the DigitalBridge Group. Such indemnification provisions shall provide rights to contractual rights holders and their personnel and equityholders to account for the nature of the Ownership Interests.

(b)    Indemnification by the Company. Subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals (a “Proceeding”), in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) on behalf of the Company or its Subsidiaries or at the direction of the Company or its Subsidiaries. Notwithstanding the foregoing, an Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in fraud, gross negligence or willful misconduct. Any indemnification pursuant to this Section 15 shall be made only out of the assets of the Company, it being agreed that the owners of Ownership Interests shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification. Any right to indemnification conferred in this Section 15 shall include a right to be paid or reimbursed promptly by the Company for any and all reasonable and documented out-of-pocket expenses as they are incurred by a Indemnitee entitled or authorized to be indemnified under this Section 15 who was, is or is threatened, to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to such Indemnitee’s ultimate entitlement to indemnification; provided, that the payment of such expenses incurred by any such Indemnitee in advance of final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by such Indemnitee of its good faith belief that he has met the requirements necessary for indemnification under this Section 15 and a written undertaking by or on behalf of such Indemnitee to promptly repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Section 15 or otherwise.
(c)    Other Rights. The indemnification provided by this Section 15 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the owners of Ownership Interests, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.
(d)    Insurance. The Company may purchase and maintain insurance, on behalf of the Company, its Affiliates, the Indemnitees and such other Persons as the Company shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company’s or any of its Affiliate’s activities or such Person’s activities on behalf of the Company or any of its Affiliates, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e)    Benefit. The provisions of this Section 15 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
(f)    Amendment. Any amendment, modification or repeal of this Section 15 or any provision hereof shall be prospective only and shall not in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 15 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
(G)    APPLICATION. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND SUBJECT TO SECTION 15(a), THE PROVISIONS OF THE INDEMNIFICATION PROVIDED IN THIS SECTION 15 ARE INTENDED BY THE OWNERS OF OWNERSHIP INTERESTS TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF EXCULPATING THE INDEMNITEE FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH PERSON’S NEGLIGENCE, FAULT OR OTHER CONDUCT.
Section 16.    Term. This Agreement shall remain in full force and effect unless and until terminated by the mutual written consent of each of the Parties hereto.
Section 17.    Miscellaneous.
(a)    Severability. The invalidity, illegality or unenforceability of any of the provisions of this Agreement shall not affect the validity, legality and enforceability of the remaining provisions of this Agreement. In addition to the foregoing, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement in any other jurisdiction.
(b)    Governing Law. THIS AGREEMENT AND THE RIGHTS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (EXCLUDING CONFLICT OF LAW RULES AND PRINCIPLES).
(c)    Dispute Resolution. Without limiting the rights of any Party under paragraph (d) below, each of the Parties irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. To the extent that service of process by mail is permitted by applicable Law, each Party irrevocably consents to the service of process in any such suit, action or other proceeding in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein. Nothing herein shall affect the right of any Person to serve process in any other manner permitted by Law. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the United States District Court for the Southern District of New York or (b) the Supreme Court of the State of New York, New York County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The Parties hereby irrevocably and unconditionally waive trial by jury in any legal action or proceeding relating to this Agreement or any other agreement entered into in connection therewith and for any counterclaim with respect thereto.
(d)    Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties agree that, in addition to any other remedies, each Party shall be entitled to seek to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. Each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy. Each Party further agrees that such Party shall oppose the granting of an injunction or specific performance as provided herein on the basis that any other Party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity.
(e)    Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, if delivered personally, (b) on the date delivered, if delivered by facsimile or email (provided, that notice is also sent by one of the methods described in clauses (a), (c) or (d), (c) five (5) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested)) or (d) one (1) Business Day after being sent by overnight courier (providing proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 17(e) (Notices)):

If to the Wafra Participation Entity:
c/o Wafra, Inc.
345 Park Avenue, 41st Floor
New York, NY 10154-0101

Attn:	Adel Alderbas
Fergus Healy
E-mail:	a.alderbas@wafra.com
f.healy@wafra.com altlegalnotices@wafra.com

With copies to (which shall not constitute notice):

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004 Attn: Andrew Colosimo; Shant Manoukian
Fax: (212) 859-4000 Email: andrew.colosimo@friedfrank.com;
shant.manoukian@friedfrank.com

If to DBOC, the GP or the Company:
c/o DigitalBridge Group, Inc. 750 Park of Commerce Drive, Suite 210
Boca Raton, Florida 33487
Attn: Director, Legal Department
Email:	legal@digitalbridge.com

With copies to (which shall not constitute notice):

Sullivan & Cromwell LLP
1888 Century Park East, Suite 2100
Los Angeles, CA 90067 Attention:
Alison S. Ressler Fax: (310)712-8800
Email:	resslera@sullcrom.com
Any Digital Colony Consent may be obtained by any Wafra Entity hereunder from the Digital Colony Representative on behalf of all DigitalBridge Parties or by any other DigitalBridge Party on behalf of all DigitalBridge Parties which such DigitalBridge Party Controls.
(f)    Amendments; Waiver. Any amendment, waiver or variation of this Agreement shall not be binding on the Parties unless it is agreed in writing and signed by the Wafra Representative (on behalf of the Wafra Participation Entity) and the Digital Colony Representative (on behalf of the DigitalBridge Parties). The failure by any Party hereto to enforce at any time any of the provisions of this Agreement shall in no way affect the validity of this Agreement or any part hereof or the right of such Party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other subsequent breach or non-compliance. The observance of any provision of this Agreement may be waived in writing by the Party that will lose the benefit of such provision as a result of such waiver.
(g)    Third Party Beneficiaries(i)    . No Person other than the Parties shall be entitled to any benefits under the Agreement, except as otherwise expressly provided herein; provided, that notwithstanding anything to the contrary in this Agreement, the parties specifically acknowledge and agree that the Indemnitees shall be third party beneficiaries of the provisions of Section 15, and shall be entitled to rely upon and enforce the terms of such provisions of Section 15.
(h)    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of such counterparts shall together constitute one and the same document. Any signature required for the execution of this Agreement may be in the form of either an original signature or a facsimile or other electronic transmission bearing the signature of any Party to this Agreement. No objection shall be raised as to the authenticity of any signature due solely to the fact that said signature was transmitted via facsimile or other electronic transmission.

(i)    Entire Agreement; Amendments; Further Assurances. This Agreement, together with the Exhibits and Schedules hereto, the 2020 Ancillary Agreements, the 2022 Ancillary Agreements and other written agreements executed in connection herewith or therewith, supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof, and constitutes the complete agreement and understanding among the Parties unless modified in a writing signed by all of the Parties. If any of the provisions of this Agreement are found to conflict with or otherwise be inconsistent with any of the provisions of any of the 2020 Ancillary Agreements or the 2022 Ancillary Agreement other than the Agreement of Purchase and Sale (except as otherwise expressly provided herein), the provisions of this Agreement shall prevail. In the event of a conflict between the terms and conditions of this Agreement and the Agreement of Purchase and Sale, the terms and conditions of the Agreement of Purchase and Sale shall control in all respects. Each Party to this Agreement agrees to execute such documents and other papers and use its reasonable efforts to perform or cause to be performed such further acts as are necessary to carry out the provisions contained in this Agreement, the 2020 Ancillary Agreements and the 2022 Ancillary Agreements. Upon the reasonable request of any Party, the other Parties agree to promptly execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as may be reasonably requested to the extent necessary to effectuate the purposes of this Agreement, the 2020 Ancillary Agreements and the 2022 Ancillary Agreements. DBOC shall cause each Digital Colony Company that is not a Party to comply with any applicable obligations and perform any applicable covenants as set forth in this Agreement.
(j)    Tax Treatment. For United States federal (and applicable state, local and non-U.S.) income tax purposes, the Parties agree to (i) treat the amendment and restatement of the 2020 CIPA in respect of the Carried Interest as resulting in a sale by the Wafra Participation Entity of a portion of its partnership interest in the Company to the other partner(s), (ii) cause the Company to give effect to such sale for purposes of allocating Company tax items under Section 706 of the Code (and the Treasury Regulations thereunder), (iii) treat this Agreement (together with Annex A), as a modification to the Partnership Agreement and as included in the Partnership Agreement for purposes of Section 761(c) of the Code and Treasury Regulations Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c), and (iv) treat (A) the Company as a “partnership” within the meaning of Section 761(a) of the Code and each of the Wafra Participation Entity, CFI RE Holdco (or its regarded owner) and the GP as a “partner” in the Company within the meaning of Section 761(b) of the Code, and (B) any payments made under Section 2 of this Agreement as distributions by the Company under Section 731 of the Code, and the Parties shall not take any position inconsistent with such treatment (on any tax return or otherwise), except as required by a final “determination” (as defined in Section 1313(a) of the Code). For the avoidance of doubt, other than with respect to the tax treatment described in this Section 17(j) (Tax Treatment) and Annex A hereto, the Wafra Participation Entity is not a partner, member or other equityholder of the Company and shall not, by virtue of this Agreement or otherwise, be entitled to (x) any governance or voting rights in respect of the Company or (y) without limiting its right to receive the payments described in Section 2(a) (Revenue Share) of this Agreement, any distributions from the Company.
(k)    Headings. The table of contents and all Section titles and captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof.
(l)    Expenses. Except as otherwise expressly provided in this Agreement, each of the Parties hereto agrees to pay the costs and expenses incurred by it in connection with the negotiation, preparation, execution and delivery of this Agreement and the 2022 Ancillary Agreements and the consummation of the 2022 Transaction, including, the fees and expenses of counsel to, and other representatives of, such Party (collectively, “Transaction Expenses”); provided, that notwithstanding anything in this Agreement or the Ancillary Agreements to the contrary, DBOC covenants and agrees that the Wafra Participation Entity shall not directly or indirectly bear any portion of the Transaction Expenses for which any Digital Colony Company is responsible hereunder by virtue of such Wafra Participation Entity’s Ownership Interest in the Company and its Subsidiaries. Any future Digital Colony Fund shall bear all costs and expenses as provided for in the offering documents of such Digital Colony Fund, including all costs related to the establishment of such Digital Colony Fund; provided, that the Wafra Participation Entity shall bear its proportionate share of the organizational and operational expenses any Digital Colony Fund in which it (or another Wafra Entity) invests or participates through a general partner commitment.
(m)    No Recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as Parties herein and then only with respect to the specific obligations set forth herein with respect to such Parties. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other representative of any Party or of any Affiliate of any Party, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any Party under this Agreement or for any claim or action based on, in respect of or by reason of the Contemplated Transactions.
(n)    Assignment. Subject to the restrictions on Transfers provided herein, this Agreement shall inure to the benefit and be binding on the Parties hereto and their respective Transferees, successors and permitted assigns. Except for Transfers in accordance with this Agreement, neither this Agreement, nor any of the rights, benefits or obligations hereunder, may be assigned by any Party without the consent of the other Parties hereto. For the avoidance of doubt, in connection with Transfers in accordance with this Agreement, the Wafra Participation Entity shall be entitled to assign this Agreement and any of the Wafra Participation Entity’s rights, benefits and obligations hereunder. Any purported assignment or other Transfer without such consent shall be void and unenforceable. Any Person who desires to become a Party to this Agreement in connection with any Transfer or otherwise in accordance with this Agreement shall, and the applicable Transferor or assignee of such Person shall cause such Person to, execute and deliver to the Parties a joinder agreement, and upon such execution and delivery become a Party to, and bound by the terms of, this Agreement. The Wafra Representative and the Wafra Participation Entity shall have the right to exercise any of their rights hereunder individually and in part and with respect to themselves only or with respect to themselves, to the extent (i) permitted by an agreement among such Parties and (ii) the Party or Parties exercising such rights hereunder would otherwise have the right to exercise such rights but for this Section 17(n) (Assignment).

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

THE COMPANY

COLONY DCP (CI) BERMUDA, LP
By: COLONY DCP (CI) GP, LLC Its: General Partner

By:	/s/ Jacky Wu
	Name:	Jacky Wu
	Title:	Vice President

THE GP

COLONY DCP (CI) GP, LLC

By:	/s/ Jacky Wu
	Name:	Jacky Wu
	Title:	Vice President

DBOC

DIGITALBRIDGE OPERATING COMPANY, LLC

By	/s/ Jacky Wu
	Name:	Jacky Wu
	Title:	Vice President

[Signature page to Carried Interest Participation Agreement]

DIGITALBRIDGE

DIGITALBRIDGE GROUP, INC.

By	/s/ Jacky Wu
	Name:	Jacky Wu
	Title:	Executive Vice President

[Signature page to Carried Interest Participation Agreement]

WAFRA PARTICIPATION ENTITY

W-CATALINA (C) LLC

By	/s/ Fergus Healy
	Name:	Fergus Healy
	Title:	Authorized Signatory
[Signature page to Carried Interest Participation Agreement]

ANNEX A
1.    General Provisions.
a.    The economic arrangement among the Parties hereto in respect of the Carried Interest is embodied in the Amended and Restated Carried Interest Participation Agreement and this Annex shall not be construed in a manner that is contrary to such arrangement, it being understood that this Annex shall govern solely the tax consequences and tax related matters of such arrangement.
b.    Any termination of the Amended and Restated Carried Interest Participation Agreement or Transfer of any Party’s rights and obligations under the Amended and Restated Carried Interest Participation Agreement shall not affect the continuing application of the provisions of this Annex, and those provisions providing for the resolution of all matters regarding U.S. federal income tax reporting. The provisions of this Annex shall inure to the benefit of, and be binding upon, the Wafra Participation Entity, CFI RE Holdco and the GP and their successors and assigns.
c.    Capitalized terms used in this Annex that are not otherwise defined in the Agreement have the meanings given to them in the Partnership Agreement.
2.    Certain Definitions. For the purposes of this Annex A and the Partnership Agreement, the following terms shall have the following meanings.
“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant taxable year, or portion thereof, after giving effect to the following adjustments:
(a)    Credit to such Capital Account any amounts which such Partner is deemed to be obligated to restore pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) and the penultimate sentences in Treasury Regulations Sections 1.704-2(g)(l) and 1.704-2(i)(5); and
(b)    Debit to such Capital Account the items described in Treasury Regulations Sections 1.704 l(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).
The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
“Amended and Restated Carried Interest Participation Agreement” means that certain Amended and Restated Carried Interest Participation Agreement to which this Annex is attached.
“Capital Account” shall have the meaning ascribed to such term in Section 5.1 of the Partnership Agreement, as amended by this Annex A.

“Capital Contributions” shall mean with respect to any Partner, the amount of cash and the fair market value (on the date contributed) as determined by the GP of any other property contributed or deemed contributed to the capital of the Company by or on behalf of such Partner (or its predecessors in interest) with respect to the interest in the Company held by such Partner.
“DigitalBridge Party” has the meaning set forth in the Preamble of the Amended and Restated Carried Interest Participation Agreement.
“Distributions” shall mean distributions made by the Company to Partners within the meaning of Section 731, including, for the avoidance of doubt, payments made to the Wafra Participation Entity under Section 2(a) of the Amended and Restated Carried Interest Participation Agreement.
“Partner” shall mean a Person that is treated as a partner of the Company for U.S. federal income tax purposes. For the avoidance of doubt, as a result of the transactions contemplated in the Amended and Restated Carried Interest Participation Agreement, the Wafra Participation Entity will be treated as a Partner of the Company.
“Percentage Interests” shall mean (a) with respect to the Wafra Participation Entity, for each Digital Colony Fund, the Wafra Carried Interest Percentage set forth on Schedule A, and (b) with respect to CFI RE Holdco (or, if CFI RE Holdco is a disregarded entity for U.S. federal income tax purposes, its regarded owner), for each Digital Colony Fund, 100% minus the Wafra Carried Interest Percentage set forth on Schedule A with respect to such Digital Colony Fund.
“Regulatory Allocations” shall have the meaning ascribed to such term in Section 5.3(e) of the Partnership Agreement, as amended by this Annex A.
“Wafra Participation Entity” has the meaning set forth in the Preamble of the Amended and Restated Carried Interest Participation Agreement.
3.    Amendments to the Partnership Agreement. The Partnership Agreement is hereby amended by adding the following as a new Article 5.
5.    Capital Accounts and Tax Allocations.
5.1    Capital Accounts.
5.1.1    Each Partner shall have a single book capital account which reflects each Partner’s Capital Contributions to the Company (a “Capital Account”) and a single tax capital account which reflects the adjusted tax basis of the Capital Contributions contributed by each Partner to the Company. Each Capital Account and tax capital account shall also reflect the allocations made pursuant to Section 5.1.2 and Section 5.2, Distributions, and otherwise be maintained and adjusted in accordance with Code Section 704 and the principles set forth in Regulations Sections 1.704-1(b) and 1.704-2.

5.1.2    After application of Section 5.2, any remaining net profits or losses of the Company for the taxable year (or items of income, gain, loss or deduction) shall be allocated among the Partners in a manner such that the Capital Account of each Partner, immediately after making such allocation, and after taking into account Distributions made during such taxable year, or portion thereof it, as nearly as possible, equal (proportionately) to (a) the Distributions that would be made to such Partner in a hypothetical liquidation of the Company as of the close of such year (assuming for purposes of such hypothetical liquidation that all the assets of the Company are sold at prices equal to their gross fair market values at the time of their contributions to the Company (and as adjusted as necessary or appropriate to reflect the relative economic interests of the Partners in the Company, as determined in good faith by the GP and approved by all Partners, and adjusted in a manner consistent with Treasury Regulations Section 1.704-1(b)(2)(iv)(m)) and the net proceeds thereof are distributed to the Partners in accordance with their Percentage Interests after the payment of all Company liabilities were satisfied (limited, in the case of recourse liabilities, to the collateral securing or otherwise available to satisfy such liabilities)), minus (b) any amounts that the Partner is deemed obligated to restore under Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5). For the avoidance of doubt, the allocations of Company items of income, gain, deduction, loss or credit are intended to achieve the economic arrangement between the Partners as contemplated by Section 2(a) of the Amended and Restated Carried Interest Participation Agreement.
5.2    Regulatory Allocations.
    (a)    Notwithstanding any other provision of this Agreement, (i) “partner nonrecourse deductions” (as defined in Treasury Regulations Section 1.704-2(i)), if any, of the Company shall be allocated for each period to the Partner that bears the economic risk of loss within the meaning of Treasury Regulations Section 1.704-2(i) and (ii) “nonrecourse deductions” (as defined in Treasury Regulations Section 1.704-2(b)) and “excess nonrecourse liabilities” (as defined in Treasury Regulations Section 1.752-3(a)), if any, of the Company shall be allocated to the Partners in accordance with their Percentage Interests.
    (b)    This Agreement hereby includes “qualified income offset,” “minimum gain chargeback” and “partner nonrecourse debt minimum gain chargeback” provisions within the meaning of the Treasury Regulations under Section 704(b) of the Code. Accordingly, notwithstanding any other provision of this Agreement, items of gross income shall be allocated to the Partners on a priority basis to the extent and in the manner required by such provisions.
    (c)    To the extent that items of loss or deduction otherwise allocable to a Partner hereunder would cause such Partner to have an Adjusted Capital Account Deficit as of the end of the taxable year to which such items of loss or deduction relate (after taking into account the allocation of all items of income and gain for such taxable period), such items of loss or deduction shall not be allocated to such Partner and instead shall be allocated to the Partners in accordance with Section 5.1 as if such Partner were not a Partner.

    (d)    If any Partner has an Adjusted Capital Account Deficit at the end of any taxable year, such Partner shall be specially allocated items of income and gain in the amount of such Adjusted Capital Account Deficit as quickly as possible, provided that an allocation pursuant to this Section 5.2(d) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 5.2(d) have been made as if Section 5.2(c) and this Section 5.2(d) were not in this Agreement.
    (e)    Any allocations required to be made pursuant to Section 5.2(a)-(d) of this Agreement (the “Regulatory Allocations”) (other than allocations, the effects of which are likely to be offset in the future by other Regulatory Allocations) shall be taken into account, to the extent permitted by the Treasury Regulations, in computing subsequent allocations of net profits or net losses pursuant to Section 5.1 so that the net amount of any items so allocated and all other items allocated to each Partner shall, to the extent possible, be equal to the amount that would have been allocated to each Partner pursuant to Section 5.1 had such Regulatory Allocations not occurred.
5.3    Tax Allocations. The allocations of Company items of income, gain, loss, or deduction for tax return and tax capital account purposes shall follow the principles of the allocations under Section 5.1, and recognizing the complexity of allocations for tax purposes, the GP shall have the authority to alter the Capital Account allocations and tax capital account allocations as reasonably necessary and as determined in good faith to effect the intended economic arrangement of the Partners as set forth in Section 2(a) of the Agreement. Notwithstanding the foregoing sentence, U.S. federal income tax items relating to any property that is contributed to the Company in which there is a difference between the basis of such property in the hands of the Company and the fair market value of such property at the time of its contribution shall be allocated among the Partners in accordance with the principles of Section 704(c) of the Code and the Treasury Regulations thereunder in a manner reasonably determined by the GP in good faith to take into account the difference between the fair market value and the tax basis of such contributed property as of the date of its contribution to the Company. If any asset of the Company is revalued in accordance with Treasury Regulations 1.704-1(b)(2)(iv)(f), subsequent allocations of income, gain, loss, deduction and credit with respect to such asset shall take account of any variation between the adjusted tax basis of such asset for federal income tax purposes and its value in a manner consistent with Section 704(c) of the Code and the Treasury Regulations thereunder in a manner reasonably determined by the GP in good faith to take into account the difference between the fair market value and the adjusted tax basis of such asset. Allocations pursuant to this Section 5.3 are solely for purposes of U.S. federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of net profits or losses and any other items or distributions pursuant to any provision of this Partnership Agreement.
4.    Certain Tax Covenants.
a.    Upon the request of any Wafra Participation Entity in connection with any Transfer of an interest in the Company for U.S. federal income tax purposes, to the extent a valid election under Section 754 of the Code (and any corresponding provisions of state and local Law) may be made but is not in effect as of the taxable year in which such Transfer occurs with respect to the Company or any Subsidiary that is treated as a partnership for U.S. federal income tax purposes, the Company and each Subsidiary with respect to which such Wafra Participation Entity has requested such election(s) be made shall make and maintain such election(s) for the taxable year of the Company or such Subsidiary that includes the date of such Transfer.

b.    The DigitalBridge Parties shall (i) use commercially reasonable efforts to obtain any exemption from, reduction in, or refund of, Taxes collected by way of withholding (or similar) imposed by any Taxing Authority (whether sovereign or local) with respect to amounts allocable to, received by, or distributable by the Company to the Wafra Participation Entity (“Withholding Taxes”), (ii) notify the Wafra Participation Entity of the amount of any Withholding Taxes imposed, (iii) to the extent the exemption from, reduction in, or refund of, Withholding Taxes is required to be applied for by the Wafra Participation Entity, use commercially reasonable efforts to provide assistance upon the Wafra Participation Entity’s reasonable request to enable the Wafra Participation Entity to obtain any available reduction or refund of such Withholding Taxes, and (iv) provide the Wafra Participation Entity with such information and documentation as it may reasonably request to enable it to seek any exemption from, reductions in, or refunds or credits of, Withholding Taxes to which it is entitled; provided, that the Wafra Participation Entity shall reimburse the applicable DigitalBridge Parties for their reasonable out-of-pocket expenses attributable to obtaining any exemption from, reduction in or refund of Withholding Taxes of the Wafra Participation Entity. For the avoidance of doubt, Withholding Taxes shall include Taxes imposed pursuant to Section 1471 or Section 1472 of the Code or any successor provision.
c.    The DigitalBridge Parties shall each use commercially reasonable efforts to ensure that each applicable Digital Colony Fund complies with any requirements of Sections 1471 or 1472 of the Code (including those set forth in Section 1471(b)(1) of the Code) (or any successor legislation) and any future Treasury or IRS guidance promulgated thereunder and any comparable provision of non-U.S. law that are necessary to avoid the imposition of withholding Taxes pursuant to Sections 1471(a) or 1472(a) of the Code. To the extent of any withholding Taxes imposed on an applicable Digital Colony Fund as a result of a “recalcitrant account holder” or non-compliant “foreign financial institution”, within the meaning of Section 1471(d) of the Code, such withholding Taxes shall be allocated to such recalcitrant account holders or non-compliant foreign financial institutions to the fullest extent possible.
d.    GP shall furnish to the Wafra Participation Entity a U.S. Internal Revenue Service Schedule K-1 to Form 1065 (“IRS Schedule K-1”). The GP shall furnish to the Wafra Participation Entity with respect to each year an estimated IRS Schedule K-1 or equivalent and applicable estimated state and local apportionment information by March 15 after the end of the taxable year, and a final IRS Schedule K-1 and final state and local apportionment information by August 1 after the end of the taxable year. Each DigitalBridge Party shall reasonably cooperate with the Wafra Participation Entity upon reasonable request with respect to Tax matters attributable to such Wafra Participation Entity’s interests in the Company.
e.    The Parties agree that the GP shall be designated as the “partnership representative” of the Company (within the meaning of Section 6223 of the Code) for each taxable year with respect to which the Wafra Participation Entity owns an Ownership Interest and that the GP shall be bound by the same duties of good faith and fair dealing in its capacity as the “partnership representative” of the Company as would apply to a general partner of a Delaware limited partnership in which the Wafra Participation Entity were a limited partner. Notwithstanding anything herein or in any Ancillary Agreement to the contrary, if a DigitalBridge Party receives a notice of final partnership adjustment from the U.S. Internal Revenue Service to which the Partnership Audit Rules are applicable, the “partnership representative” of the Company shall cause the Company to (i) (x) consult in good faith with the Wafra Participation Entity, and consider in good faith any requests made by the Wafra Participation Entity, with respect to whether to cause the Company to elect the application of Section 6226 of the Code, with respect to any imputed underpayment arising from such adjustment, and (y) if the “partnership representative” elects the application of Section 6226 of the Code, (i) furnish to each partner of the Company a statement of such partner’s share (based on the year to which such adjustment relates) of any adjustment to income, gain, loss, deduction or credit (as determined in the notice of final partnership adjustment) or (ii) use reasonable efforts to modify such imputed underpayment under Sections 6225(c)(3) and (4) of the Code, in each case with respect to any more than de minimis imputed underpayment arising from such adjustment, to the extent that such modifications are available (taking into account the tax status of the Wafra Participation Entity and, if applicable, its direct or indirect owners, based on receipt of any needed information) and would reduce any Taxes payable by the Company with respect to the applicable imputed underpayment. Any tax benefits resulting from any such modification and reduction shall, to the extent not prohibited under applicable Law, be allocated to the member to which the tax benefit relates. For the avoidance of doubt, to the extent that a Tax is imposed on, and paid by, the Company under the provisions of the Partnership Audit Rules, and such Tax is determined in good faith by the Company to be attributable to, or made on behalf of or in respect of, an equityholder of the Company (or one or more beneficial owners thereof), the Company shall (A) use best efforts to cause such Tax to be borne by such equityholder (or beneficial owner(s) thereof) and (B) in determining whether a Tax is so attributable, take into account the tax status of such equityholder (or beneficial owner(s) thereof). The provisions of this Section 4(d) shall also apply, mutatis mutandis, to the Subsidiaries of the Company that are treated as partnerships for U.S. federal income tax purposes in respect of the U.S. federal, state and local income tax matters. The GP shall (i) promptly provide the Wafra Participation Entity with notice of any tax audit, investigation or proceeding with respect to the Company, in each case, that would reasonably be expected to an adverse effect on the Wafra Participation Entity (each, a “Tax Proceeding”), (ii) keep the Wafra Participation Entity reasonably informed regarding any such Tax Proceeding, (iii) provide copies of any material pleadings, briefs, petition, submissions and correspondence to the Wafra Participation Entity in connection with such Tax Proceeding, and (iv) shall not settle or otherwise compromise (or fail to settle or otherwise compromise) any such Tax Proceeding if it would have a disproportionate, material and adverse effect on the Wafra Participation Entity (including, for this purpose, where the Wafra Participation Entity is a pass-through entity for tax purposes, any direct or indirect owners of the Wafra Participation Entity that are special purpose vehicles and treated as corporations for U.S. federal income tax purpose) without the Wafra Participation Entity’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed).
f.    Notwithstanding anything in an applicable Organizational Document to the contrary, in the event of a Transfer of Interests in the Company by the Wafra Participation Entity, allocations between the Wafra Participation Entity and the applicable Transferee of the distributive shares of the various items of the Company’s income, gain, loss, deduction and credit as computed for Tax purposes shall be allocated between the Wafra Participation Entity and such Transferee on a closing of the books basis or such other proper basis as the Wafra Participation Entity and such Transferee shall reasonably agree.

g.    The GP shall furnish to the Wafra Participation Entity any information necessary for Tax and regulatory filings or elections or otherwise reasonably requested by such Wafra Participation Entity.
h.    The DigitalBridge Parties and the Wafra Participation Entity agree to cooperate in good faith with respect to structuring any future Digital Colony Fund, including structuring the incentive compensation with respect to such Digital Colony Fund, to the fullest extent permitted by Law and to the extent that it does not have an adverse impact on the DigitalBridge Parties other than in an immaterial manner, as an incentive allocation rather than a fee.
i.    In the event of a Transfer of an Interest in the Company by the Wafra Participation Entity, the GP shall cause the Company to (i) to the extent the GP is legally able to do so, deliver a certificate pursuant to Treasury Regulations section 1.1445-11T, duly executed in accordance with the requirements of such Treasury Regulation and dated as of the date of such Transfer, certifying that either (A) 50% or more of the value of the gross assets of the Company does not consist of “United States real property interests” (within the meaning of Section 897(c) of the Code) or (B) 90% or more of the value of the gross assets of the Company does not consist of “United States real property interests” (within the meaning of Section 897(c) of the Code) plus “cash or cash equivalents” (within the meaning of Treasury Regulations section 1.1445-11T(d)(1)), (ii) to the extent it is legally able to do so, deliver any such information or certificates to the Wafra Participation Entity and/or the applicable Transferee as would permit Tax withholding under Section 1446(f) of the Code (or any successor version thereof) to be reduced or eliminated; and (iii) reasonably cooperate with the Wafra Participation Entity in reducing or eliminating any other applicable Tax withholding in connection with such Transfer; provided, that the Wafra Participation Entity shall reimburse the GP for its reasonable out-of-pocket expenses incurred in connection with the foregoing.
j.    Any requirement of the Wafra Participation Entity to provide information about any investor in the Wafra Participation Entity pursuant to this Agreement or any applicable Ancillary Agreement relating to Taxes shall be, unless otherwise required by Law, subject to commercially reasonable confidentiality restrictions imposed by the Wafra Participation Entity and the Wafra Participation Entity shall only be required to use commercially reasonable efforts to provide any such information about any investor in the Wafra Participation Entity.
k.    The parties hereto agree to treat the Company and each of the Company’s Subsidiaries that are Digital Colony Companies as a partnership or as a disregarded entity for U.S. federal income tax purposes and not to cause any such entities to elect to be, or otherwise be treated as, a corporation for U.S. federal income tax purposes.
l.    In the case of any investment by a Digital Colony Fund that the GP determines in its reasonable discretion is at the time of such investment (or, as part of such acquisition transaction, will become) a United States real property holding corporation (“USRPHC”) within the meaning of Section 897(c) of the Code, the GP agrees that it shall notify the Wafra Representative of such USRPHC status. Upon the Wafra Representative’s request, the GP shall reasonably cooperate with the Wafra Representative in structuring any Wafra Participation Entity’s beneficial interest in such investment in a manner reasonably intended to afford such Wafra Participation Entity the benefits of Section 897(l) of the Code.

m.    Prior to a Digital Colony Fund making an investment outside of the United States, the general partner (or similar capacity) of that Digital Colony Fund shall obtain advice of tax counsel (or other tax advisors) that such investment should not cause the Wafra Participation Entity to be subject to tax filing or tax payment obligations (including on income derived from such investment), other than filings required to obtain refunds of amounts withheld; provided, that the advice just described need only be obtained in respect of the first investment made in such jurisdiction by such Digital Colony Fund unless, subsequent to the date on which such advice was obtained, a change in law has occurred which could alter the advice. In the event the Wafra Participation Entity becomes subject to income tax reporting requirements in any jurisdiction outside the United States in which the Company is engaged in activities which arise solely due to the Company’s or a Digital Colony Fund’s activities and for which the GP has actual knowledge, the GP shall reasonably promptly notify the Wafra Participation Entity.